Exhibit 10.1
MEMBERSHIP INTERESTS
PURCHASE AGREEMENT
BY AND AMONG
NEWPARK RESOURCES, INC.,
NEWPARK DRILLING FLUIDS LLC,
NEWPARK TEXAS, L.L.C.,
TRINITY TLM ACQUISITIONS, LLC,
AND
TRINITY STORAGE SERVICES, L.P.
Dated as of October 10, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; INTERPRETATION		1

1.1	Defined Terms	1
1.2	Other Definitions	7
1.3	Interpretation; Absence of Presumption	10
1.4	Headings; Definitions	10

ARTICLE II THE SALE		11

2.1	Agreement to Purchase and Sell; Non-assumed Liabilities	11
2.2	Consideration	12
2.3	Closing	13
2.4	Working Capital Price Adjustment	15
2.5	Earn-Out Consideration	17
2.6	Purchase Price Allocation	21
2.7	Further Assurances	21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF NEWPARK		22

3.1	Organization and Qualification	22
3.2	Capitalization of the Transferred Entities	22
3.3	Authority Relative to This Agreement	23
3.4	Consents and Approvals; No Violations	23
3.5	Compliance with Law	24
3.6	Financial Statements; Liabilities	24
3.7	Absence of Certain Changes or Events	25
3.8	Litigation	26
3.9	Permits	26
3.10	Employee Benefits; Labor Matters	26
3.11	Brokers	29
3.12	Taxes	29
3.13	Environmental Matters	29
3.14	Title; Condition and Sufficiency of Assets	30
3.15	Intellectual Property	31
3.16	Material Contracts	31
3.17	Real Property	32
3.18	Inventory	33
3.19	Accounts Receivable	33
3.20	Insurance	33
3.21	Customers and Suppliers	34
3.22	No Other Representations or Warranties	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		34

4.1	Organization and Qualification	34
4.2	Authority Relative to This Agreement	34
4.3	Consents and Approvals; No Violations	35
4.4	Financing	35
4.5	Brokers	35

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4.6	Acquisition of Transferred Interests	36
4.7	Limitation of Newpark’s Warranties	36

ARTICLE V COVENANTS		36

5.1	Access	36
5.2	Efforts	37
5.3	Further Assurances	38
5.4	Conduct of Business	38
5.5	Consents	40
5.6	Public Announcements	40
5.7	No Shop	40
5.8	Intercompany Accounts	40
5.9	Termination of Intercompany Agreements	40
5.10	Use of Names, etc.	41
5.11	Litigation Support	41
5.12	Noncompetition; Nonsolicitation	41
5.13	Labor Matters	42
5.14	Environmental Inspection	42
5.15	Post-Closing Covenants	45

ARTICLE VI EMPLOYEE MATTERS COVENANTS		46

6.1	Employees and Compensation	46
6.2	Welfare Benefits Plans	46
6.3	Miscellaneous Employee Issues	48

ARTICLE VII TAX MATTERS		48

7.1	Liability for Taxes and Related Matters	48
7.2	Transfer Taxes	50

ARTICLE VIII CONDITIONS TO OBLIGATIONS TO CLOSE		51

8.1	Conditions to Obligation of Each Party to Close	51
8.2	Conditions to Purchaser’s Obligation to Close	51
8.3	Conditions to DFI’s and Newpark Texas’ Obligations to Close	52

ARTICLE IX TERMINATION		53

9.1	Termination	53
9.2	Notice of Termination	54
9.3	Effect of Termination	54

ARTICLE X SURVIVAL AND INDEMNIFICATION		55

10.1	Survival Periods	55
10.2	Indemnification by Newpark, DFI and Newpark Texas	55
10.3	Indemnification by Purchaser and Trinity	56
10.4	Third-Party Claims	56
10.5	Limitations	57
10.6	Disregard of Materiality	58
10.7	Mitigation; Additional Indemnification Provisions	58

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10.8	Exclusive Remedies	58
10.9	Tax Indemnification Matters	59

ARTICLE XI MISCELLANEOUS		59

11.1	Counterparts	59
11.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	59
11.3	Entire Agreement	59
11.4	Expenses	60
11.5	Notices	60
11.6	Successors and Assigns	60
11.7	Third-Party Beneficiaries	60
11.8	Amendments and Waivers	60
11.9	Severability	60

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SCHEDULES

Schedule 1.3	–	Knowledge of Newpark
Schedule 3.2(a)	–	Liens
Schedule 3.2(c)	–	Capitalization of Transferred Entities
Schedule 3.4	–	Consents and Approvals
Schedule 3.6(a)	–	Financial Statements
Schedule 3.6(b)	–	Interim Financial Statements
Schedule 3.6(d)	–	Internal Controls
Schedule 3.7	–	Absence of Certain Changes and Events
Schedule 3.8	–	Litigation
Schedule 3.9	–	Permits
Schedule 3.10(a)	–	Employee Benefits
Schedule 3.10(b)	–	Compliance with ERISA and Code Section 409A
Schedule 3.10(c)	–	Contributions or Payments
Schedule 3.10(f)	–	Transferred Employees
Schedule 3.10(j)	–	Claims
Schedule 3.12	–	Tax Matters
Schedule 3.13(a)	–	Environmental Matters
Schedule 3.13(b)	–	Environmental Permits
Schedule 3.13(d)	–	Third Party Disposal Sites
Schedule 3.14(a)	–	Title
Schedule 3.14(b)	–	Condition of Assets
Schedule 3.15(a)	–	Transferred Intellectual Property
Schedule 3.15(c)	–	Infringement Matters
Schedule 3.16	–	Material Contracts
Schedule 3.17(a)	–	Owned Real Property
Schedule 3.17(b)	–	Leased Real Property
Schedule 3.19	–	Accounts Receivable
Schedule 3.20	–	Insurance Policies
Schedule 3.21	–	Customers and Suppliers
Schedule 5.4	–	Conduct of Business
Schedule 5.9	–	Intercompany Agreements
Schedule 5.12(c)	–	Nonsolicitation for Employees
Schedule 5.15(b)	–	Fourchon Sublease Agreement
Schedule 6.1(b)	–	Excluded Post-Closing Benefits
Schedule 6.2(f)	–	Severance Benefits
Schedule 8.2(g)	–	Lafayette Sublease Agreement
Schedule 8.2(i)	–	Additional Conditions
Schedule 10.2(d)	–	Indemnification

-iv-

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
     This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”), dated as of October 10, 2007, is entered into by and among Newpark Resources, Inc., a Delaware corporation (“Newpark”), Newpark Drilling Fluids LLC, a Texas limited liability company and a direct wholly-owned subsidiary of Newpark (“DFI”), Newpark Texas, L.L.C., a Louisiana limited liability company and an indirect wholly-owned subsidiary of Newpark (“Newpark Texas”), Trinity Storage Services, L.P., a Texas limited partnership (“Trinity”), and Trinity TLM Acquisitions, LLC, a Texas limited liability company (“Purchaser”), and an Affiliate of Trinity.
RECITALS
     WHEREAS, DFI owns all of the outstanding membership interests of Newpark Environmental Services, LLC, a Texas limited liability company (“NESI”);
     WHEREAS, NESI owns (i) all of the outstanding membership interests of Newpark Environmental Management Company, L.L.C., a Louisiana limited liability company (“NESI Management”), and (ii) all of the outstanding limited partner interests in Newpark Environmental Services Mississippi, L.P., a Mississippi limited partnership (“NESI Mississippi”);
     WHEREAS, Newpark Texas owns all of the outstanding general partner interest in NESI Mississippi;
     WHEREAS, NESI and its Subsidiaries are engaged in the business of receiving, transferring, processing and disposal of non-hazardous exploration and production waste generated in the oil and gas industry and the processing and disposal of non-hazardous industrial waste generated by refiners, manufacturers, service companies and industrial municipalities located primarily in the United States Gulf Coast area;
     WHEREAS, DFI desires to sell and transfer all of its interest in NESI and Newpark Texas desires to sell and transfer all of its general partner interest in NESI Mississippi;
     WHEREAS, Purchaser desires to purchase from DFI all of its interest in NESI and from Newpark Texas all of its interest in NESI Mississippi; and
     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

     (a) “Acquired Interests” shall mean all of the outstanding (i) membership interests in NESI, and (ii) general partner interests in NESI Mississippi.
     (b) “Action” shall mean any action, claim, suit, arbitration, litigation, proceeding or investigation by any Person or by or before any Governmental Entity.
     (c) “Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, that, after the Closing, (i) none of the Transferred Entities shall be considered an Affiliate of Newpark or any of Newpark’s Affiliates and (ii) none of Newpark or any of Newpark’s Affiliates shall be considered an Affiliate of any Transferred Entity. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
     (d) “Benefit Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, manager, member, employee or consultant (or to any dependent or beneficiary thereof) of a Transferred Entity, which is now (or was within the past six (6) years) maintained, sponsored or contributed to by Newpark or its Subsidiaries, under which any Transferred Entity has any present or future significant obligation or liability, whether actual or contingent, including but not limited to all profit-sharing, bonus, stock option, stock purchase, stock appreciation, restricted stock, phantom stock, or other stock or equity-based compensation, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, flexible benefit, cafeteria, incentive, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan.
     (e) “Business” shall collectively mean the business conducted by the Transferred Entities relating to (x) the receiving, transferring, processing and disposal of non-hazardous exploration and production wastes generated in the oil and gas industry that is exempt from RCRA, including waste that is contaminated with naturally occurring radioactive materials (“NORM”), primarily for generators in the United States Gulf Coast and Permian Basin areas, and (y) the processing and disposal of non-hazardous industrial wastes generated by refiners, manufacturers, service companies and industrial municipalities located primarily in the United States Gulf Coast.
     (f) “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of Houston, Texas, are required or authorized by Law to be closed.
     (g) “COBRA Continuation Coverage” shall mean the continuation coverage requirements under Code Section 4980B and Part 6 of Title I of ERISA, or comparable provisions of state and local Law.

     (h) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
     (i) “Confidentiality Agreement” shall mean the Confidentiality Agreement dated March 22, 2007, by and among Newpark, Trinity and Moss Bluff Property, LP.
     (j) “Contract” shall mean any agreement, indenture, deed of trust, note, bond, mortgage, lease, license, commitment, guarantee, purchase order, contract, obligation or undertaking (whether written or oral and whether express or implied).
     (k) “Environmental Laws” shall mean any Law relating to pollution or the protection of the environment or natural resources; to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use, handling, transport, release or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”); and other comparable foreign, state and local Laws, including the Texas Natural Resources Code (only insofar as it relates to pollution or the protection of the environment or natural resources), and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.
     (l) “Environmental Permits” means all Permits issued by Governmental Entities that are required under Environmental Laws in connection with the Business.
     (m) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     (n) “Former Employee” shall mean an individual who, as of immediately prior to the Closing, is not a current employee of Newpark or any of its Affiliates (including the Transferred Entities, DFI and Newpark Texas) in any capacity but who, during any period prior to the Closing, was primarily employed by the Transferred Entities, Newpark Texas, DFI, Newpark or its other Subsidiaries in connection with the Business (as opposed to the other businesses of Newpark, its Subsidiaries or Affiliates).
     (o) “GAAP” shall mean generally accepted accounting principles in the United States as in effect at the time the applicable financial statements were prepared.
     (p) “Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum.
     (q) “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.
     (r) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     (s) “Indebtedness” means, without duplication: (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest, (ii) bank overdrafts (excluding undrawn lines) and outstanding checks to the extent treated as negative cash, accounts payable, bank overdrafts or otherwise included as debt in the financial statements of the Transferred Entities (it being understood that only the amount of such bank overdraft or the portion of the check that is treated as negative cash, accounts payable, bank overdraft or debt shall be treated as “Indebtedness”), and (iii) lease obligations that are properly classified as a capital lease on a balance sheet in accordance with GAAP (“Capital Leases”); provided, that “Indebtedness” shall not include (A) trade payables, accrued expenses and intercompany or intracompany liabilities arising in the ordinary course of business, or (B) any liability for Taxes.
     (t) “Intellectual Property” means all U.S. and foreign or multinational intellectual property, including all trademarks, service marks and trade names (“Trademarks”), mask works, inventions, patents, copyrights and copyrightable works, trade secrets and know-how (including any registrations or applications for registration of any of the foregoing) and all other similar types of proprietary intellectual property rights arising under the Laws of any country or jurisdiction.
     (u) “Inventory” means all inventory of each of the Transferred Entities, wherever located, including raw materials, works-in-progress, finished goods, consigned goods, supplies, scrap, wrappings, supply and packaging terms, containers and spare parts.
     (v) “Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, code, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
     (w) “Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer, imperfections of title, easements, encroachments, options, rights of first refusal, rights of first offer or other encumbrances and agreements of any nature whatsoever, whether consensual, statutory or otherwise; provided, that, with respect to the Transferred Interests, “Liens” shall not include any of the foregoing as set forth in the Organizational Documents of any of the Transferred Entities.
     (x) “Losses” shall mean all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any Action whether involving a third-party claim or any claim solely between the parties hereto), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies.

     (y) “Material Adverse Effect” shall mean any event, circumstance, change or effect that has or would reasonably be expected to have a material adverse effect on the Business, results of operations or financial condition of the Transferred Entities, taken as a whole; provided, however, that no change or effect arising out of or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect:
     (i) general changes affecting the industries or markets in which the Business operates, provided, that any such change does not have or cause a disproportionate effect on the Transferred Entities;
     (ii) general political or economic conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God), provided that with respect to earthquakes, hurricanes, other natural disasters or acts of God, any such events do not have or cause a disproportionate effect on the Transferred Entities;
     (iii) general financial or capital market conditions, including interest rates or currency exchange rates, or changes therein;
     (iv) any changes in applicable Law or GAAP or other accounting standards, or authoritative interpretations thereof, from and after the date of this Agreement, provided, that any such change in Law does not make it illegal for the Transferred Entities to continue to conduct the Business in substantially the same manner in which it is conducted on the date of this Agreement;
     (v) the announcement of the potential sale of the Business; the negotiation, execution, announcement or existence of this Agreement or the consummation of the transactions contemplated by this Agreement; or changes or actions directly resulting from any of the foregoing, including any change in the relationships of the Transferred Entities with their respective customers, suppliers or employees; and
     (vi) any action or omission required pursuant to the terms of this Agreement, or pursuant to the express written request of Purchaser.
     (z) “Measurement Period” shall mean a twelve (12) month period ending December 31; provided, however, that if the Closing occurs in 2008, the initial Measurement Period shall commence on the first day of the calendar month immediately following the Closing and end on December 31, 2008.
     (aa) “Newpark Change of Control” shall mean (i) a merger or consolidation of Newpark with or into any other corporation or other entity or Person or (ii) a sale, lease, exchange or other transfer in one transaction or series of related transactions of all or substantially all of Newpark’s outstanding securities or all or substantially all of Newpark’s assets; provided, that the following events shall not constitute a “Newpark Change of Control”: (A) a merger or consolidation of Newpark in which the holders of the voting securities of Newpark immediately prior to the merger or consolidation hold at least a majority of the voting securities in the successor corporation immediately after the merger or consolidation; (B) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Newpark’s assets to a wholly-owned subsidiary; or (C) the reincorporation of Newpark.
     (bb) “Newpark Group Health Plan” shall mean the benefit programs under Newpark’s group benefits plan providing health, medical, prescription drug, dental and vision benefits other than through a Section 125 health care flexible spending account.
     (cc) “Organizational Documents” of any Person means, as applicable, the following documents or equivalent governing documents: (i) the articles of incorporation and bylaws of any Person that is a corporation, (ii) the certificate of formation and company agreement of any Person that is a limited liability company, or (iii) the certificate of formation and partnership agreement of any Person that is a partnership, including any amendments to any of the foregoing documents.
     (dd) “Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty if, to the extent required by GAAP, adequate reserves with respect thereto are maintained on the books of the Transferred Entities in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law and on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar non-monetary charges or encumbrances not materially detracting from the value of or materially interfering with the use or operation of the affected property within the ordinary conduct of the Business; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice and the provisions of Section 5.4 hereof securing obligations or liabilities that are not material to the Transferred Entities or the Transferred Interests; and (f) easements, covenants, rights-of-way and other similar conditions and restrictions (i) recorded in the applicable real property records of the county in which the affected property is located, (ii) that may reasonably be shown or identified by survey or physical inspection of the affected property, or (iii) set forth in applicable zoning, building and other similar regulations, so long as no such matter identified in clauses (i), (ii) or (iii) prevents or materially hinders or interferes with the use of such affected property substantially as currently used for the purposes of the Business.
     (ee) “Permits” means all franchises, approvals, consents, permits, authorizations, licenses, orders, registrations, certificates, variances or other similar rights obtained from any Governmental Entity.
     (ff) “Person” shall mean a person, group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, trust or other entity or organization, including a Governmental Entity.

     (gg) “Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, manager or managing member.
     (hh) “Tax” shall mean any tax of any kind, including any federal, state, local and foreign (including any political subdivision thereof) income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, margin, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or assessment, together with all interest, penalties and additions imposed with respect to such amounts.
     (ii) “Tax Benefit” shall mean any decrease in Taxes paid or increase in a refund due, including any interest with respect thereto.
     (jj) “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     (kk) “Transferred Employee” shall mean an individual who is, at the time of the Closing, employed by any of the Transferred Entities. “Transferred Employee” shall also include any employee of any Transferred Entity at the time of Closing who is on short-term disability, sick leave or other authorized leave of absence or military leave.
     (ll) “Transferred Entities” shall mean NESI, NESI Management and NESI Mississippi.
     (mm) “Transferred Interests” shall collectively mean (i) the Acquired Interests, (ii) all of the outstanding membership interests in NESI Management, and (iii) all of the outstanding limited partnership interests of NESI Mississippi.
     (nn) “Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code.
     (oo) “Welfare Plan” shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Code Section 105, any cafeteria plan within the meaning of Code Section 125, any dependent care assistance program within the meaning of Code Section 129, any adoption assistance plan within the meaning of Code Section 137, any tuition assistance plan within the meaning of Code Section 127, and any qualified transportation plan within the meaning of Code Section 132, other than any severance plan.
     1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Accelerated Earn-Out Payment	Section 2.5(e)
Accounting Arbitrator	Section 2.4(b)
Acquired Business	Section 5.12(b)
Acquired Company	Section 5.12(b)
Acquisition Transaction	Section 5.7
Act	Section 3.2(a)
Agreement	Preamble
Alleged Recognized Environmental Condition	Section 5.14(b)
Alleged Recognized Environmental Cost	Section 5.14(c)(i)
Allocation Statement	Section 2.6
Annual Financial Statements	Section 3.6(a)
ASTM E1527-05	Section 5.14(a)
Baseline EBITDA	Section 2.5(c)
Capital Leases	Section 1.1(s)
CERCLA	Section 1.1(k)
Claim	Section 2.2(b)
Closing	Section 2.1(a)
Closing Date	Section 2.3(a)
Closing Date Net Working Capital	Section 2.4(b)
Corporate Guaranty	Section 5.15(a)
Covered Business	Section 5.12(a)
Credit Agreement	Section 2.1(b)(v)
Current Assets	Section 2.4(c)
Current Liabilities	Section 2.4(c)
Deductible	Section 10.5(a)
DFI	Preamble
Divestiture Threshold	Section 5.12(b)
Due Date	Section 7.1(e)
Earn-Out Consideration	Section 2.5
Earn-Out Dispute Notice	Section 2.5(d)(ii)
Effective Time	Section 2.3(a)
Environmental Dispute	Section 5.14(d)
Environmental Inspection Period	Section 5.14(b)
Environmental Report	Section 5.14(c)
EPCRA	Section 1.1(k)
EPCRS	Section 3.10(a)
Escrow Account	Section 2.2(b)
Escrow Agent	Section 2.2(b)
Escrow Agreement	Section 2.2(b)
Estimated Baseline EBITDA	Section 2.5(c)
Estimated Closing Statement	Section 2.4(a)
Estimated Net Working Capital	Section 2.4(a)
Estimated Net Working Capital Deficiency Amount	Section 2.4(a)(ii)
Estimated Net Working Capital Excess Amount	Section 2.4(a)(ii)
Final Closing Statement	Section 2.4(b)
Final Working Capital Adjustment	Section 2.4(b)

Fourchon Sublease	Section 5.15(b)
Holdback Funds	Section 2.2(b)
Indemnified Parties	Section 10.3
Indemnifying Party	Section 10.4
Initial Closing Consideration	Section 2.2(a)
Interim Financial Statements	Section 3.6(b)
IRS	Section 3.10(a)
Lafayette Sublease Agreement	Section 8.2(g)
Leased Real Property	Section 3.17(b)
Management	Section 3.13(c)
Material Contracts	Section 3.16
Maximum Earn-Out Amount	Section 2.5(a)
MBP	Section 2.5(b)
Measurement Period Earn-Out Payment	Section 2.5(a)
Minimum Claim Amount	Section 10.5(a)
NESI	Recitals
NESI Management	Recitals
NESI Mississippi	Recitals
Net Working Capital	Section 2.4(c)
Newpark	Preamble
Newpark Breach	Section 9.1(d)
Newpark Disclosure Schedule	Article III
Newpark Indemnified Parties	Section 10.3
Newpark Texas	Preamble
NMIS	Section 8.2(g)
Non-assumed Liabilities	Section 2.1(b)
NORM	Section 1.1(e)
Notice of Alleged Recognized Environmental Conditions	Section 5.14(b)
Order	Section 3.8
Outside Date	Section 9.1(b)
Owned Real Property	Section 3.17(a)
Phase I Report	Section 5.14(b)
Phase II Report	Section 5.14(b)
Post-Closing EBITDA	Section 2.5(b)
Post-Closing Period	Section 7.1(b)
Pre-Closing Period	Section 7.1(a)
Predecessor Entities	Section 3.1(b)
Purchase Price	Section 2.2(a)
Purchaser	Preamble
Purchaser Breach	Section 9.1(c)
Purchaser Indemnified Parties	Section 10.2
RCRA	Section 1.1(k)
Real Property Lease	Section 3.17(b)
Recapitalization	Section 2.5(e)
Remaining Alleged Recognized Environmental Conditions	Section 5.14(c)(iii)
Restricted Period	Section 5.12(a)

Sale	Section 2.1(a)
Selected Alleged Recognized Environmental Conditions	Section 5.14(c)(iii)
Straddle Period	Section 7.1(a)
Surviving Covenants	Section 10.1
Tax Contest	Section 7.1(f)
Termination Fee	Section 9.3(b)
Trademarks	Section 1.1(t)
Transferred Intellectual Property	Section 3.15(a)
Transportation Contract	Section 3.16(i)
Trinity	Preamble
Trinity Change of Control	Section 2.5(e)
Trinity Earn-Out Statement	Section 2.5(d)(i)
TSCA	Section 1.1(k)
WARN Act	Section 5.13(a)
     1.3 Interpretation; Absence of Presumption.
     (a) For the purposes of this Agreement, “to the knowledge of Newpark” shall mean the actual knowledge, without independent investigation, of the individuals identified in Section 1.3 of the Newpark Disclosure Schedule.
     (b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.
     (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     1.4 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms.

ARTICLE II
THE SALE
     2.1 Agreement to Purchase and Sell; Non-assumed Liabilities.
     (a) Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), DFI and Newpark Texas shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase and acquire from DFI and Newpark Texas, all of DFI’s and Newpark Texas’ respective rights, title and interest in and to the Acquired Interests, free and clear of all Liens other than Permitted Liens (the “Sale”).
     (b) Non-Assumption of Liabilities. Neither Purchaser nor any of its Affiliates or Subsidiaries (other than the Transferred Entities following the Closing, but subject in all respects to Purchaser’s and its Affiliates’ (including the Transferred Entities’) right to indemnification pursuant to Section 10.2(c) for the Non-assumed Liabilities) shall, by the execution and performance of this Agreement, by operation of law or otherwise, assume, become responsible for or incur any liability or obligation of any nature of the Transferred Entities, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, asserted prior to, at or after the date of this Agreement, relating to the following:
     (i) any severance pay obligation of any of the Transferred Entities or of Newpark Texas, DFI, Newpark or any of its other Affiliates or Subsidiaries with respect to any Former Employee;
     (ii) any Benefit Plan (other than (A) the Change of Control Agreements listed in Section 3.16(h)(ii) of the Newpark Disclosure Schedule between NESI and the Transferred Employees listed therein, and (B) the liabilities and obligations of any Transferred Entity under any Benefit Plan to the extent of any amounts with respect thereto are recorded as a liability in the calculation of the Estimated Net Working Capital, as adjusted by the Closing Date Net Working Capital, for which Purchaser shall be responsible post-Closing), including, without limitation, the Newpark Group Health Plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other fringe benefit program maintained or sponsored by Newpark or any of its Subsidiaries or Affiliates or to which Newpark or any of its Subsidiaries or Affiliates contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Newpark or any of its Subsidiaries or Affiliates;
     (iii) the litigation described in Section A of Section 3.8 of the Newpark Disclosure Schedule;
     (iv) any closure, post-closure, monitoring, testing, analyzing, clean-up or remediation obligations relating to the site or facility known as the Guillory Landfarm near Eunice, Louisiana; and

     (v) any Indebtedness of Newpark Texas, Newpark or its other Affiliates or Subsidiaries, including, without limitation, that arising under the current $150,000,000.00 Term Credit Agreement dated August 18, 2006 between Newpark and JPMorgan Chase Bank, NA, as administrative agent, Wilmington Trust Company as collateral agent and the Loan Parties and Lenders identified therein or its predecessor or successor credit agreements (collectively, the “Credit Agreement”) and any obligations or liabilities of the Transferred Entities arising out of or in connection with their guaranteeing of the Credit Agreement or pledging their assets as security for the Credit Agreement. Notwithstanding the foregoing, Capital Leases of the Transferred Entities shall not be considered a Non-assumed Liability.
Each and all of the foregoing are hereinafter referred to as the “Non-assumed Liabilities.”
     (c) Transferred Entities’ Liabilities. The provisions of Section 2.1(b) above shall not in any manner adversely affect, diminish or otherwise relieve the Transferred Entities from their respective obligations to pay, discharge, perform or otherwise satisfy, as the case may be, any and all liabilities, commitments or obligations of the Transferred Entities, subject in all respects to Purchaser’s right to seek indemnification with respect thereto under Article X.
     2.2 Consideration.
     (a) In consideration for the Acquired Interests, Purchaser shall pay an aggregate amount equal to the sum of (i) $81,500,000, subject to the adjustments in Section 2.4(a) and Section 5.14(c) (the “Initial Closing Consideration”), plus (ii) if earned, the Earn-Out Consideration (the foregoing aggregate amount, as adjusted pursuant to the terms of this Agreement, being referred to as the “Purchase Price”), payable as described below. The Earn-Out Consideration, if earned, shall be calculated and paid in accordance with Section 2.5.
     (b) Newpark agrees that the sum of $6,112,500 (the “Holdback Funds”) otherwise payable to Newpark as part of the Purchase Price at Closing shall be delivered by Purchaser to an escrow agent mutually agreed upon by Newpark and Purchaser (the “Escrow Agent”) pursuant to an escrow agreement mutually acceptable to Newpark, Purchaser and the Escrow Agent (the “Escrow Agreement”) to be held by the Escrow Agent in an interest bearing account (the “Escrow Account”) as required by the terms of the Escrow Agreement and this provision. Newpark shall be entitled to all interest earned on the Escrow Account except as specifically provided in this Section 2.2(b). The Holdback Funds shall be applied towards any claims made by a Purchaser Indemnified Party pursuant to Article X below and in accordance with the terms of the Escrow Agreement. The Purchaser Indemnified Parties shall first seek reimbursement for any Losses for which they are entitled to receive indemnification under this Agreement out of the funds deposited in the Escrow Account, pursuant to the terms of the Escrow Agreement, until such funds are exhausted or released from the Escrow Account. On the first anniversary of the Closing, the Holdback Amount shall be reduced to an amount equal to the lesser of: (i) $3,056,250, or (ii) the remaining funds held in the Escrow Account, and any amounts in excess of $3,056,250 shall be released to Newpark, unless prior to that date Purchaser advises the Escrow Agent and Newpark in writing that any claim for indemnification (each, a “Claim”) by any Purchaser Indemnified Party is pending. Any such notice shall specify the total amount of the pending Claim(s). If such notice is timely received by the Escrow Agent, the Escrow Agent shall release only that part of the Escrow Account that is eligible to be released pursuant to the preceding sentence that exceeds the total amount of any Claim(s) received, with the remaining funds to be held in the Escrow Account until such Claim(s) are resolved. On the second anniversary of the Closing, the remaining funds held in the Escrow Account shall be released to Newpark, unless any Claim(s) have been made and are not resolved, in which event the Escrow Agent shall release only that part, if any, of the Escrow Account that exceeds the total amount of unresolved Claim(s), with the remaining funds relevant to the unresolved Claim(s) to be held in escrow until such Claim(s) are resolved.
     2.3 Closing.
     (a) The Closing shall take place at the offices of Andrews Kurth LLP, 10001 Woodloch Forest Drive, Suite 200, The Woodlands, Texas 77380 at 10:00 a.m., Houston, Texas time, on the date (the “Closing Date”) that is one Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by Newpark and Purchaser. Notwithstanding the foregoing, the parties hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur simultaneously, at 11:59 p.m., Central Daylight Time, on the Closing Date (the “Effective Time”).
     (b) At the Closing:
     (i) DFI and Newpark Texas, as applicable, shall deliver or cause to be delivered to or for the benefit of the Purchaser, in the case of documents, duly executed by each applicable party, the following:
     (A) certificates evidencing the Acquired Interests to the extent that such Acquired Interests are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;
     (B) to the extent that the Acquired Interests are not in certificate form, such documents evidencing the transfer, assignment, conveyance and sale of the Acquired Interests by DFI and Newpark Texas to Purchaser, as Purchaser may reasonably require;
     (C) resignation letters, effective as of the Effective Time, of those managers, directors or officers of the Transferred Entities as Purchaser may request in writing no less than five (5) Business Days prior to the Closing Date;
     (D) all minute books, formation, organizational, governance and similar “corporate” documents and records and all other files, documents, data, information, papers, personnel and employment records and other records of the Transferred Entities, relating to the conduct of the Business and the ownership, use and possession of the assets of the Transferred Entities in connection therewith, in the possession of Newpark or any of its Affiliates, other than (A) any books and records that Newpark or any of its Affiliates is required by Law to retain the originals of, in which case copies thereof shall be made available to Purchaser; and (B) personnel and employment records for employees and Former Employees of Newpark or any of its Affiliates who are not Transferred Employees; provided, that Newpark and its Subsidiaries shall have the right to retain a copy of all such books and records to the extent reasonably necessary for, and for use in connection with, Tax, regulatory, litigation or other legitimate, non-competitive purposes;
     (E) an acknowledgement from DFI and Newpark Texas of the receipt of the Initial Closing Consideration, less the Holdback Funds;
     (F) evidence, reasonably satisfactory to Purchaser, of the release of the Liens and releases of liability of the Transferred Entities with respect to the payment of the funded Indebtedness as required pursuant to Section 8.2(d);
     (G) the certificate required by Section 8.2(c) hereof;
     (H) a legal opinion of counsel to Newpark, DFI and Newpark Texas, dated as of the Closing, addressed to Purchaser in the form and substance reasonably satisfactory to Purchaser, which shall expressly entitle Purchaser’s lenders to rely thereon;
     (I) the Escrow Agreement;
     (J) a resolution or other document reasonably satisfactory to Purchaser evidencing the withdrawal as of the Effective Time of NESI, and any of the other Transferred Entities that are “Adopting Employers” as defined in the Newpark Resources, Inc. Savings and Incentive Plan, from said plan; and
     (K) such other documents and certificates required to be delivered by DFI or Newpark Texas pursuant to the terms of this Agreement.
     (ii) The Purchaser shall deliver or cause to be delivered to or for the benefit of DFI or Newpark Texas, as applicable, in the case of documents, duly executed, the following:
     (A) the Initial Closing Consideration, less the amount of the Holdback Funds, in cash by wire transfer of immediately available funds into an account or accounts designated by Newpark not less than two (2) Business Days prior to the Closing;
     (B) the Holdback Funds in cash by wire transfer of immediately available funds to the Escrow Agent;
     (C) the certificate required by Section 8.3(c) hereof;
     (D) the Escrow Agreement; and

     (E) such other documents and certificates required to be delivered by the Purchaser pursuant to the terms of this Agreement.
     2.4 Working Capital Price Adjustment.
     (a) (i) For the purpose of determining the Initial Closing Consideration, at least five (5) Business Days prior to the Closing Date, Newpark shall cause to be prepared and delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) and the components and calculation thereof, as of the Effective Time, determined in accordance with this Section 2.4. The Estimated Closing Statement shall be subject to the review and agreement of Purchaser, and Newpark and the Purchaser shall cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Closing Statement prior to the Closing; provided, however, that if any item of dispute regarding the Estimated Closing Statement and the calculation of the Estimated Net Working Capital is not resolved by agreement in writing between Newpark and the Purchaser by the second Business Day prior to the Closing Date, then Newpark’s estimate of such disputed item, together with the resolved disputed items, shall be deemed final solely for purposes of determining the Estimated Net Working Capital.
     (ii) To the extent the Estimated Net Working Capital is greater than $5,250,000 (such difference being herein referred to as the “Estimated Net Working Capital Excess Amount”), the Initial Closing Consideration shall be increased by the amount of the Estimated Net Working Capital Excess Amount as provided in Section 2.2. To the extent the Estimated Net Working Capital is less than $5,250,000 (such difference being herein referred to as the “Estimated Net Working Capital Deficiency Amount”), the Initial Closing Consideration shall be reduced by the amount of the Estimated Net Working Capital Deficiency Amount as provided in Section 2.2.
     (b) Within sixty (60) calendar days of the Closing Date, the Purchaser shall cause to be prepared and delivered to Newpark a statement (the “Final Closing Statement”) setting forth the actual Net Working Capital as of the Effective Time (the “Closing Date Net Working Capital”), the components and calculation thereof, and the difference, if any, between the Estimated Net Working Capital and the Closing Date Net Working Capital (the amount of such difference being referred to as the “Final Working Capital Adjustment”). If the Final Closing Statement reflects a difference between the Estimated Net Working Capital and the amount of the Closing Date Net Working Capital, Newpark shall have thirty (30) calendar days following the receipt of the Final Closing Statement to review the components and calculation of the Closing Date Net Working Capital. The failure of Newpark to object to the Final Closing Statement within such thirty (30) calendar day period shall be deemed to be an acceptance by Newpark of the Final Working Capital Adjustment. If Purchaser and Newpark agree on all matters in the Final Closing Statement and the calculation of the Closing Date Net Working Capital, or if Newpark otherwise fails to timely object to such matters, then:
     (i) if the Closing Date Net Working Capital is greater than the Estimated Net Working Capital, the Final Working Capital Adjustment shall be paid by Purchaser to Newpark within three (3) Business Days of Newpark’s acceptance, or deemed acceptance, of the Final Working Capital Adjustment, with such funds paid via wire transfer of immediately available funds to the account designated by Newpark; and

acceptance, of the Final Working Capital Adjustment, with such funds paid via wire transfer of immediately available funds to the account designated by Newpark; and
     (ii) if the Closing Date Net Working Capital is less than the Estimated Net Working Capital, the Final Working Capital Adjustment shall be deducted from and reduce the Purchase Price and Newpark shall pay to Purchaser, within three (3) Business Days of Newpark’s acceptance, or deemed acceptance, of the Final Working Capital Adjustment, an amount equal to the Final Working Capital Adjustment, with such amount paid via wire transfer of immediately available funds to the account designated by Purchaser.
If Newpark and Purchaser are unable to agree on any component or the calculation of the Closing Date Net Working Capital and the Final Working Capital Adjustment, such dispute shall be resolved by a nationally recognized accounting firm reasonably acceptable to Newpark and Purchaser who shall not be Ernst & Young, L.L.P. or Purchaser’s accounting firm (the “Accounting Arbitrator”), whose determination shall be final and binding on Purchaser and Newpark, and any required payments by Purchaser to Newpark, on the one hand, or by Newpark to the Purchaser, on the other hand, shall be made within three (3) Business Days of the final resolution of such dispute. All fees and expenses of the Accounting Arbitrator shall be paid by the party whose proposed Closing Date Net Working Capital is farthest from the final Closing Date Net Working Capital as determined by such Accounting Arbitrator. Any dispute as to which party’s proposed Closing Date Net Working Capital is closest to the final Closing Date Net Working Capital shall be resolved by the Accounting Arbitrator and shall be specified in the final report prepared by such Accounting Arbitrator. Each of Purchaser and Newpark shall pay their respective advisor’s fees, charges and expenses incurred by such Person in connection with the dispute.
     (c) For purposes of this Agreement, “Net Working Capital” shall (i) be calculated as of the Effective Time on an aggregate basis among the Transferred Entities and (ii) mean the amount equal to the Current Assets minus Current Liabilities. “Current Assets” shall mean, subject to the adjustments set forth below, the current assets of the Transferred Entities as of the Effective Time comprised of accounts receivable, whether billed or unbilled (net of allowances for doubtful accounts); costs and estimated earnings in excess of billings on uncompleted contracts; the current portion of any notes or other receivables; inventories; and prepaid expenses. “Current Liabilities” shall mean, subject to the adjustments set forth herein, the current liabilities of the Transferred Entities as of the Effective Time comprised of accounts payable; accrued liabilities; the current portion of any Capital Leases; billings in excess of costs and estimated earnings on uncompleted contracts; and, payroll, accrued incentive compensation and bonuses, accrued vacation benefits and related taxes and withholdings payable. Subject to the adjustments set forth below, Current Assets and Current Liabilities shall be computed in accordance with GAAP on a basis consistent with the December 31, 2006 combined balance sheet of NESI. Notwithstanding the foregoing, for purposes of calculating the Net Working Capital, the Current Assets and the Current Liabilities shall not include:
     (i) to the extent not incurred in the ordinary course of business, intercompany receivables and payables between or among any of the Transferred Entities, Newpark and its other Affiliates;

     (ii) any bank or funded Indebtedness including, without limitation, any short-term debt and the current portion of any long-term debt; and
     (iii) any liability for income taxes payable by any of the Transferred Entities.
     (d) The provisions of this Section 2.4 shall not be subject to the provisions of Article X hereof or any limitations of liability set forth therein.
     2.5 Earn-Out Consideration. Subject to the terms and conditions of this Section 2.5, DFI and Newpark Texas shall be entitled to receive the following additional consideration (the “Earn-Out Consideration”), if earned.
     (a) Payment of Earn-Out Consideration. For each of the first five Measurement Periods, in the event the Post-Closing EBITDA exceeds the Baseline EBITDA for an individual Measurement Period, Purchaser and/or Trinity will pay to DFI and Newpark Texas additional aggregate consideration (a “Measurement Period Earn-Out Payment”) of Fifty Cents ($0.50) for each One Dollar ($1.00) that the Post-Closing EBITDA for any individual Measurement Period exceeds the Baseline EBITDA; provided, however, that in no event shall the total Earn-Out Consideration payable hereunder exceed $8,000,000, subject to adjustment as provided in Section 5.14(c) (as adjusted, the “Maximum Earn-Out Amount”). If the Closing occurs during 2008, for purposes of calculating the Measurement Period Earn-Out Payment for the initial Measurement Period, the Baseline EBITDA shall be proportionately reduced to an amount equal to the Baseline EBITDA multiplied by a fraction, the numerator of which is the number of full calendar months in 2008 following the Closing and the denominator of which is twelve (12).
     (b) Post-Closing EBITDA. For purposes of this Agreement, “Post-Closing EBITDA” means the combined net income of Trinity, Moss Bluff Property, L.P. (“MBP”) and Purchaser for the relevant Measurement Period, calculated in accordance with GAAP consistently applied, plus interest expenses, federal, state and local taxes based on income, depreciation and amortization and subject to the adjustments as provided in this Section 2.5(b). In calculating Post-Closing EBITDA, the parties agree to the following adjustments: (i) all legal, accounting, broker and advisory fees and expenses directly related to the acquisition of the Transferred Entities and Escrow Agreement expenses shall be disregarded; (ii) management fees payable to Affiliates of Trinity and/or Purchaser shall be disregarded; (iii) asset impairments and similar non-cash charges shall be disregarded; and (iv) any extraordinary, non-recurring or unusual gains, losses or expenses on sales of assets or businesses (including sales other than in the ordinary course of business) shall be disregarded.
     (c) Baseline EBITDA. For purposes of this Agreement, the “Baseline EBITDA” means an amount equal to (i) the combined net income, calculated in accordance with GAAP consistently applied, plus interest expenses, federal, state and local taxes based on income, depreciation and amortization and subject to the adjustments as provided in this Section 2.5(c), of (A) Trinity and MBP, on a combined basis, and (B) the Transferred Entities, on a combined basis, for the twelve (12) calendar month period ending with the month immediately preceding the month in which the Closing occurs, less (ii) the sum of $500,000; provided, however, that the Baseline EBITDA, for purposes of calculating the Measurement Period Earn-Out Payment for any Measurement Period, shall not be less than $17,694,000. (For the avoidance of doubt, if the

Closing occurs in December 2007, the Baseline EBITDA shall be determined for the period of December 1, 2006 through November 30, 2007.) In calculating Baseline EBITDA, the parties agree to the following adjustments: (i) all legal, accounting, broker and advisory fees and expenses directly related to the acquisition of the Transferred Entities and Escrow Agreement expenses shall be disregarded; (ii) general administrative and overhead expenses shall be disregarded with respect to the Transferred Entities, except that direct costs of Newpark and its Affiliates related to the Business prior to the Closing shall be considered for purposes of calculating Baseline EBITDA; (iii) management fees payable to Affiliates of Trinity and/or MBP shall be disregarded with respect to Trinity and MBP; (iv) asset impairments and similar non-cash charges shall be disregarded; and (v) any extraordinary, non-recurring or unusual gains, losses or expenses on sales of assets or businesses (including sales other than in the ordinary course of business) shall be disregarded. Within five (5) Business Days of the execution of this agreement the parties shall jointly prepare an estimate of the Baseline EBITDA, calculated on a pro forma basis in accordance with the foregoing provisions as if the Closing occurred in December 2007 (the “Estimated Baseline EBITDA”). Not less than five (5) Business Days prior to the Closing Date, Newpark and Purchaser shall deliver to the other a statement setting forth such party’s respective input into the calculation of the actual Baseline EBITDA. The actual Baseline EBITDA shall be calculated in a manner consistent with the calculation of the Estimated Baseline EBITDA. Newpark and Purchaser shall attempt, in good faith, to mutually agree upon the actual Baseline EBITDA on or before the Closing Date. Each such party shall provide to the other access to all relevant books, records and personnel as may be reasonably requested for purposes of determining the final Baseline EBITDA. If Newpark and Purchaser are unable to mutually agree upon the final Baseline EBITDA prior to the Closing Date, such dispute shall be resolved promptly following the Closing by an Accounting Arbitrator, who shall be selected in the same process described in Section 2.4(b), whose decision shall be final and binding on the parties hereto. All fees and expenses of the Accounting Arbitrator shall be paid by the party whose proposed Baseline EBITDA is farthest from the final Baseline EBITDA as determined by the Accounting Arbitrator. Any dispute as to which party’s proposed Baseline EBITDA is closest to the final Baseline EBITDA shall be resolved by the Accounting Arbitrator and shall be specified in the final report prepared by such Accounting Arbitrator. Each of Newpark and Purchaser shall pay their respective advisor’s fees, charges and expenses incurred by such Person in connection with the dispute. At the Closing, unless a dispute exists with respect to the calculation of the actual Baseline EBITDA (which shall be resolved by the Accounting Arbitrator post-Closing), the parties shall execute a written acknowledgment of the actual Baseline EBITDA as finally determined in accordance with this Section 2.5(c).
     (d) Procedures for Calculating Post-Closing EBITDA and Measurement Period Earn-Out Payments.
     (i) Within one hundred twenty (120) days following the end of each of the first five (5) Measurement Periods, Purchaser will deliver to Newpark a statement in writing setting forth Purchaser’s determination of the Post-Closing EBITDA for such Measurement Period, and a calculation of the resulting Measurement Period Earn-Out Payment to be made by Purchaser and/or Trinity for such Measurement Period (each such statement, a “Trinity Earn-Out Statement”). Trinity or Purchaser shall provide to Newpark prior to March 1 of each calendar year following each of the first five (5) Measurement Periods a preliminary non-binding estimate of the Post-Closing EBITDA and Measurement Period Earn-Out Payment relating to the immediately preceding Measurement Period. During each of the first five (5) Measurement Periods, upon reasonable request by Newpark, Trinity or Purchaser shall provide quarterly estimates of the Post-Closing EBITDA for any such Measurement Period for purposes of Newpark’s financial reporting obligations.
     (ii) Newpark shall have a period of up to thirty (30) days following its receipt of a Trinity Earn-Out Statement to review Purchaser’s calculation of Post-Closing EBITDA and the applicable Measurement Period Earn-Out Payment. In connection with the review of the Trinity Earn-Out Statement, Purchaser shall, and shall cause Trinity and MBP to, provide to Newpark reasonable access to all relevant books and records and personnel of Purchaser, Trinity, MPB and their Affiliates. If, as a result of such review, Newpark disagrees with the calculation of Post-Closing EBITDA and the respective Measurement Period Earn-Out Payment, Newpark shall deliver to Purchaser a written notice of disagreement (an “Earn-Out Dispute Notice”) prior to the expiration of such thirty (30) day review setting forth the basis of such dispute. Upon Purchaser’s receipt of an Earn-Out Dispute Notice, Purchaser and Newpark agree to negotiate in good faith to resolve the dispute set forth in the Earn-Out Dispute Notice. If Purchaser and Newpark have not resolved the dispute within thirty (30) days following Purchaser’s receipt of the Earn-Out Dispute Notice (or such longer period of time as Purchaser and Newpark may mutually agree), then Newpark and Purchaser agree to finally resolve such dispute in accordance with Section 2.5(d)(iii) below.
     (iii) If Purchaser and Newpark cannot reach agreement as described in Section 2.5(d)(ii) above, then the dispute shall be promptly referred to an Accounting Arbitrator, who shall be selected in the same process described in Section 2.4(b), for binding resolution. The Accounting Arbitrator shall determine the Post-Closing EBITDA for the respective Measurement Period and the applicable Measurement Period Earn-Out Payment in accordance with the provisions of this Agreement as promptly as may be reasonably practicable and shall endeavor to complete such process within a period of no more than sixty (60) days following appointment of the Accounting Arbitrator. A determination of the Accounting Arbitrator, absent manifest error, shall be final and binding on the parties, effective as of the date the Accounting Arbitrator’s written opinion is received by Purchaser and Newpark. Purchaser and Newpark shall each pay their own respective costs and expenses in connection with the foregoing dispute resolution process, but all fees and expenses of the Accounting Arbitrator shall be paid by the party whose proposed Post-Closing EBITDA and Measurement Period Earn-Out Payment is farthest from the final Post-Closing EBITDA and Measurement Period Earn-Out Payment as determined by such Accounting Arbitrator. Any dispute as to which party’s proposed Post-Closing EBITDA and Measurement Period Earn-Out Payment is closest to the final Post-Closing EBITDA and Measurement Period Earn-Out Payment shall be resolved by the Accounting Arbitrator and shall be specified in the final report prepared by such Accounting Arbitrator.
     (iv) Prior to the date that is the earlier of (A) ten (10) days following the final determination of the Measurement Period Earn-Out Payment in accordance with this Section 2.5(d) (whether by failure of Newpark to deliver an Earn-Out Dispute Notice within the required time period, by agreement of the parties, or by receipt of an opinion of the Accounting Arbitrator), and (B) one hundred fifty (150) days following the end of the relevant Measurement Period, Trinity and/or Purchaser shall pay to Newpark an amount in cash equal to the Measurement Period Earn-Out Payment as finally determined in accordance with this Section 2.5(d); provided, however, that if payment is to be made pursuant to clause (B) and the Measurement Period Earn-Out Payment shall not have been finally determined as of the date which is one hundred fifty (150) days following the end of the relevant Measurement Period, Trinity and/or Purchaser shall pay to Newpark the Measurement Period Earn-Out Payment as proposed in the Trinity Earn-Out Statement and within ten (10) days following the final determination of the Measurement Period Earn-Out Payment, (x) Trinity and/or Purchaser shall pay to Newpark any additional amounts which may be payable for such Measurement Period, or (y) Newpark shall return to Trinity and/or Purchaser, as the case may be, any excess amount received by Newpark for such Measurement Period.
     (e) Accelerated Earn-Out Payment. Notwithstanding anything herein to the contrary, if during any of the first five (5) Measurement Periods (1) Trinity, MBP or the Purchaser undergoes a Trinity Change of Control, or (2) Trinity, MPB or the Purchaser undertakes a Recapitalization, Trinity and/or Purchaser shall pay to DFI and Newpark Texas an aggregate amount equal to the Maximum Earn-Out Amount less the aggregate amount of any Measurement Period Earn-Out Payments paid to Newpark, DFI, and Newpark Texas prior to such Recapitalization or Trinity Change in Control (such difference, the “Accelerated Earn-Out Payment”). The Accelerated Earn-Out Payment shall be payable concurrently with the consummation of the Trinity Change of Control or Recapitalization. For purposes of this Agreement, a “Trinity Change of Control” shall mean (A) a merger or consolidation of Trinity, MBP or Purchaser with or into any other corporation or other entity or Person or (B) a sale, lease, exchange or other transfer in one transaction or series of related transactions of all or substantially all of Trinity’s, MBP’s or Purchaser’s outstanding securities or all or substantially all of Trinity’s, MBP’s or Purchaser’s assets; provided, that the following events shall not constitute a “Trinity Change of Control”: (i) a merger or consolidation of Trinity, MBP or Purchaser in which the holders of the voting securities of such entity immediately prior to the merger or consolidation hold at least a majority of the voting securities in the successor corporation immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Trinity’s, MBP’s or Purchaser’s assets to a wholly-owned subsidiary of Trinity; (iii) in the case of Trinity and/or MBP, any merger, consolidation, contribution by or reorganization of Trinity and/or MBP in which all of such entity’s operating assets are merged into, consolidated with or otherwise contributed to Purchaser or any Affiliate of Purchaser; or (iv) the reincorporation of Trinity, MBP or Purchaser. For purposes of this Agreement, a “Recapitalization” shall mean a transaction or series of related transactions pursuant to which Trinity, MBP or Purchaser receives additional debt and/or equity financing (other than additional draws pursuant to their respective credit facilities) in an aggregate amount equal to or in excess of $15,000,000.
     (f) By execution of this Agreement, Trinity acknowledges and agrees that Trinity is, together with Purchaser, primarily liable for the payment of any Earn-Out Consideration that may be payable to Newpark pursuant to this Section 2.5 and that Newpark, DFI and Newpark Texas may proceed directly against Trinity for the recovery of any Earn-Out Consideration that may be payable pursuant to this Section 2.5; provided, however, that nothing in this Section 2.5 shall prohibit or prevent any merger, consolidation, contribution by or reorganization of Trinity in which (i) all of Trinity’s operating assets are merged into, consolidated with or otherwise contributed to Purchaser or any Affiliate of Purchaser, and (ii) all of Trinity’s rights and liabilities under this Agreement are assigned to such successor in interest to Trinity’s assets in accordance with the provisions of Section 11.6 hereof. The provisions of this Section 2.5 shall not be subject to the provisions of Article X hereof or any limitations of liability set forth therein.
     2.6 Purchase Price Allocation. The parties agree to allocate the Purchase Price (including, for purposes of this Section 2.6, any other consideration treated for U.S. federal income tax purposes as being paid to Newpark, including any applicable liabilities assumed or taken subject to) among the assets of the Transferred Entities in accordance with an allocation schedule to be prepared by Purchaser in accordance with this Section 2.6. Within thirty (30) days of the final determination of the Closing Date Net Working Capital and Final Working Capital Adjustment, Purchaser shall deliver to Newpark an allocation statement setting forth Purchaser’s allocation of the Purchase Price pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to this Section 2.6, the “Allocation Statement”). Within forty-five (45) days following its receipt of the Allocation Statement, Newpark shall have the right to dispute any such proposed allocation; otherwise, such proposed allocation shall become final. If Newpark so disputes any such allocation and Purchaser and Newpark are unable to resolve their disagreement within the forty-five (45) days following notification of such dispute, the dispute shall be submitted to the Accounting Arbitrator, whose expense shall be borne equally by Purchaser and Newpark, for resolution within forty-five (45) days of such submission. The decision of the Accounting Arbitrator with respect to such dispute shall be binding upon Purchaser and Newpark. Purchaser and Newpark (i) shall be bound by the allocations determined pursuant to this Section 2.6 for purposes of determining any Taxes; (ii) shall prepare and file all Tax Returns (such as IRS Form 8594 or other Tax Returns required by Section 1060 of the Code) to be filed with any Tax authority in a manner consistent with such allocation; and (iii) shall take no position inconsistent with such allocations in any Tax Return, any proceeding before any Tax authority or otherwise. In the event that any such allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.
     2.7 Further Assurances. At any time and from time to time after the Closing Date, each party hereto shall, at the request of another party and at such requesting party’s sole cost and expense, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in the Purchaser title to all of the rights, title and interest of DFI and Newpark Texas, as applicable, in and to the Transferred Interests. The parties hereto acknowledge that the transaction shall be treated as an asset sale for federal and state income tax purposes and that all federal and state tax net operating losses will be retained by Newpark.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NEWPARK
     Except as set forth in the corresponding Section of the disclosure schedule delivered to Purchaser concurrently with the execution of this Agreement (the “Newpark Disclosure Schedule”) (it being agreed that disclosure of any item on the Newpark Disclosure Schedule in any one or more Sections of the Newpark Disclosure Schedule shall be deemed disclosure with respect to other sections of this Agreement if the relevance of such disclosure to a representation or warranty is reasonably apparent), Newpark represents and warrants to Purchaser as follows:
     3.1 Organization and Qualification.
     (a) Each of DFI and Newpark Texas and each Transferred Entity is (i) a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except, in the case of clause (ii), where the failure to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect.
     (b) Except for (i) the conversion of Newpark Environmental Services of Texas, LP, a Texas limited partnership, into NESI, and (ii) the merger of each of NID, LP, a Texas limited partnership, NES Permian Basin, LP, a Texas limited partnership, and Newpark Environmental Services, LLC, a Louisiana limited liability company (collectively, the “Predecessor Entities”) into NESI, no entity has since January 1, 2006 been merged into or otherwise consolidated with, and no entity has been converted into, a Transferred Entity, any of the Predecessor Entities or Newpark Environmental Services of Texas, LP.
     3.2 Capitalization of the Transferred Entities.
     (a) The Transferred Interests constitute the entire membership or partnership interests, as applicable, in the Transferred Entities and are collectively wholly owned by DFI, Newpark Texas or NESI, as applicable, free and clear of all Liens other than the Liens described in Section 3.2(a) of the Newpark Disclosure Schedule and have not been issued in violation of any preemptive or similar rights. Except for the Transferred Interests, there are no other equity interests of any Transferred Entities reserved, issued or outstanding, and except as set forth in the Organizational Documents of any Transferred Entity, there are no preemptive or other outstanding rights, options, warrants, equity appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements of any character relating to the issued or unissued ownership interest in any of the Transferred Entities or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities or other equity interests of any Transferred Entity or which obligate any of the Transferred Entities to issue any of its membership or partnership interests, as applicable, or other securities or which otherwise relate to the sale or transfer by any Transferred Entity of any of its ownership interests or securities (whether debt or equity). Except as set forth in the Organizational Documents of any Transferred Entity, no Transferred Entity has an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or ownership interests or to pay any dividend or make any distribution in respect thereof. Neither Newpark, DFI, Newpark Texas nor any of the Transferred Entities have agreed to register any ownership interests in or securities of the Transferred Entities under the Securities Act of 1933, as amended (the “Act”), or under any state securities Law.
     (b) Except as set forth in the Organizational Documents of any Transferred Entity, there are no voting trusts or other agreements or understandings to which any Transferred Entity is a party with respect to the voting of the Transferred Interests.
     (c) All Transferred Entities and their respective jurisdictions of organization, and for each Transferred Entity the number of outstanding units or percentage interests or other equity interests in such Transferred Entity and the identity of the holders of such units or interests are identified in Section 3.2(c) of the Newpark Disclosure Schedule.
     (d) Except for NESI’s ownership of interests in NESI Management and NESI Mississippi, no Transferred Entity owns or controls, directly or indirectly, any capital stock, membership interests, security or other equity interest in any other Person.
     3.3 Authority Relative to This Agreement. Newpark, DFI and Newpark Texas each has all necessary corporate or limited liability company power and authority, and has taken all corporate or limited liability company action necessary, to execute, deliver and perform this Agreement and any agreements ancillary hereto and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Newpark, DFI and Newpark Texas and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of Newpark, DFI and/or Newpark Texas (as applicable) enforceable against each in accordance with its terms. As of the Closing, each ancillary document hereto will be duly and validly executed by Newpark, DFI and/or Newpark Texas (as applicable) and, assuming the due authorization, execution and delivery of any such ancillary agreements hereto by Purchaser (as applicable), will constitute the valid, legal and binding agreement of Newpark, DFI and/or Newpark Texas (as applicable), enforceable against each in accordance with their terms.
     3.4 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Newpark, DFI, Newpark Texas or any Transferred Entity for the execution, delivery and performance by Newpark, DFI or Newpark Texas of this Agreement or the consummation by Newpark, DFI or Newpark Texas of the transactions contemplated by this Agreement, except (i) compliance with any applicable requirements of the HSR Act, (ii) as may be required with respect to the state or federal licenses or permits relating to the Business set forth on Section 3.9 and Section 3.13(b) of the Newpark Disclosure Schedule, or (iii) as set forth in Section 3.4 of the Newpark Disclosure Schedule. Assuming compliance with the items described in clauses (i) through (iii) of the preceding sentence, and except as set forth in Section 3.4 of the Newpark Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Newpark, DFI or Newpark Texas nor the consummation by Newpark, DFI or Newpark Texas of the transactions contemplated by this Agreement will

(A) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Newpark, DFI, Newpark Texas or any Transferred Entity, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, modification, cancellation or acceleration) or require the consent of or other action by any Person under, any of the terms, conditions or provisions of any Contract or Order, arbitration award, judgment or decree or other instrument binding on Newpark, DFI, Newpark Texas or any Transferred Entities, or (C) violate or infringe any Law applicable to Newpark, DFI, Newpark Texas or any Transferred Entity or any of their respective properties or assets, except for breaches, violations, infringements, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.5 Compliance with Law. Except with respect to the subject matter of Section 3.10 (Employee Benefits; Labor Matters), Section 3.12 (Taxes) and Section 3.13 (Environmental Matters), which constitute the sole and exclusive representations and warranties of Newpark with respect to compliance with Tax Laws, employee benefits and labor Laws, and Environmental Laws, the operations of the Transferred Entities and the conduct of the Business are, and have been, conducted in all material respects in accordance with all applicable Laws, regulations, orders or other requirements of all Governmental Entities having jurisdiction over the Transferred Entities or the Business. None of Newpark or any Transferred Entity has received notice of any violation by the Transferred Entities of any such Law, regulation, order or other legal requirement relating to violations pending as of the date hereof, and no Transferred Entity is currently in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity applicable to the Transferred Entities or the Business, except for any violation, breach or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.6 Financial Statements; Liabilities.
     (a) Section 3.6(a) of the Newpark Disclosure Schedule contains the combined unaudited balance sheet and statement of operations of the Transferred Entities as of and for the fiscal year ended December 31, 2006 (collectively, with any notes thereto, the “Annual Financial Statements”). The Annual Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined financial position and the combined results of operations of the Transferred Entities as of the dates set forth therein, except that the Annual Financial Statements do not include footnotes that would be required by GAAP and do not include a statement of cash flows. Except as set forth on Section 3.6(a) of the Newpark Disclosure Schedule, since December 31, 2006, none of the Transferred Entities has (i) made any material change in its accounting policies or (ii) effected any prior period adjustment to, or other restatement of, its financial statements for any period covered by the Annual Financial Statements. The Annual Financial Statements have been prepared from and are consistent in all material respects with the books and records of the Transferred Entities (which books and records are correct and complete in all material respects).

     (b) Section 3.6(b) of the Newpark Disclosure Schedule contains the combined unaudited balance sheet and statement of operations of the Transferred Entities as of and for the eight (8) month period ended August 31, 2007 (collectively, with any notes thereto, the “Interim Financial Statements”). The Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined financial position and the combined results of operations of the Transferred Entities as of August 31, 2007, except that the Interim Financial Statements do not include footnotes that would be required by GAAP and do not include a statement of cash flows. The Interim Financial Statements have been prepared from and are consistent, in all material respects, with the financial books and records of the Transferred Entities (which financial books and records are correct and complete in all material respects).
     (c) There are no liabilities or obligations of the Transferred Entities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet or the notes thereto of the Transferred Entities, other than those that (i) are reflected or reserved against on the respective balance sheets included in the Interim Financial Statements; (ii) have been incurred in the ordinary course of business since August 31, 2007 consistent with prior practice; or (iii) are permitted or expressly contemplated by this Agreement.
     (d) Newpark has devised and maintained, or has caused the Transferred Entities to devise and maintain, systems of internal accounting controls sufficient to provide reasonable assurance that all transactions by the Transferred Entities are recorded as necessary to permit the preparation of the Transferred Entities’ financial statements in accordance with GAAP, and to maintain proper accountability for items. Notwithstanding the foregoing, the following filings by Newpark with the SEC pursuant to the Securities Exchange Act of 1934, and the rules promulgated thereunder, the pertinent provisions of which are set forth in Section 3.6(d) of the Newpark Disclosure Schedule, set forth certain disclosures regarding Newpark’s internal controls: Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2005; Quarterly Report on Form 10-Q for the quarterly periods ending March 31, 2006, June 30, 2006 and September 30, 2006; Annual Report on Form 10-K for the year ended December 31, 2006; and Quarterly Report on Form 10-Q for the quarterly periods ending March 31, 2007 and June 30, 2007.
     3.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 3.7 of the Newpark Disclosure Schedule, since December 31, 2006, the Business has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been with respect to the Transferred Entities (i) any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets that are material to the Business, (iii) any increase in compensation payable or benefits to directors, officers, managers or key employees of the Transferred Entities other than in the ordinary course of business, (iv) any single capital expenditure or commitment in excess of $175,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $375,000 (on a consolidated basis) for additions to property or equipment, (v) any incurrence of any Indebtedness by the Transferred Entities, (vi) any material payments, discount activity or any other consideration to customers or suppliers, other than in the ordinary course of business consistent with past practice, (vii) any failure to pay or satisfy when due any material liability of any Transferred Entity, or (viii) any commitment or agreement to do any of the foregoing.
     3.8 Litigation. As of the date of this Agreement, (i) except as set forth in Section 3.8 of the Newpark Disclosure Schedule, there is no Action pending or, to the knowledge of Newpark, threatened against any Transferred Entity with respect to the Business, and (ii) no Transferred Entity is subject to any outstanding order, judgment, writ, injunction, stipulation, award or decree (“Order”). Since January 1, 2003, neither Newpark nor any of the Transferred Entities has received any written claim from a holder of a mineral interest or right seeking the recovery of royalties resulting from the operations conducted in the Business nor, to the knowledge of Newpark, has any such holder threatened to bring any such claim.
     3.9 Permits. Except with respect to the subject matter of Section 3.13 (Environmental Matters), which constitutes the sole and exclusive representations and warranties of Newpark with respect to Environmental Permits, the Transferred Entities have all material Permits necessary to conduct the Business as currently conducted and to operate, own, lease or otherwise hold the assets of the Transferred Entities. All such Permits are (i) listed in Section 3.9 of the Newpark Disclosure Schedule and (ii) in full force and effect, and there are no proceedings pending or, to the knowledge of Newpark, threatened, that seek the revocation, cancellation, suspension or any adverse modification of any such Permits.
     3.10 Employee Benefits; Labor Matters.
     (a) Section 3.10(a) of the Newpark Disclosure Schedule sets forth a true and complete list of all Benefit Plans. With respect to each Benefit Plan, Newpark and/or Newpark Texas has made available to Purchaser true and correct copies of (i) each Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all current summary plan descriptions, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (“IRS”) with respect to such Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Benefit Plan and any pending request for such a determination, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Benefit Plan, (vii) all material filings, other than routine tax filings, made with any Governmental Entity, including without limitation any filings under the Employee Plan Compliance Resolution System (“EPCRS”) or the Department of Labor Voluntary Delinquent Filer or Voluntary Fiduciary Correction Programs during the past twelve (12) months.
     (b) With respect to the Benefit Plans identified in Section 3.10(a) of the Newpark Disclosure Schedule, as applicable, and except as set forth in Section 3.10(b) of the Newpark Disclosure Schedule, (i) each has been operated in all material respects in accordance with its terms and in compliance with applicable Laws, including applicable provisions of ERISA, the Code and other applicable Law; (ii) each that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that would reasonably be expected to result in material liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred with respect to any such plan that is subject to ERISA; (iv) no suit, administrative proceeding, action or other litigation is pending, or to the knowledge of Newpark or Newpark Texas is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), which could continue to be a liability of a Transferred Entity after the Effective Time, (v) no Transferred Entity has any liability under ERISA Section 502, (vi) all contributions and payments to such Benefit Plan are deductible and have been deductible under Code Sections 162 or 404, and (vii) no Transferred Entity has any liability for an excise tax under Chapter 43 of the Code.
     (c) Except as set forth in Section 3.10(c) of the Newpark Disclosure Schedule, all contributions or payments required to be made or accrued before the Effective Time under the terms of any Benefit Plan in which any Transferred Employees participate will have been made or accrued by the Effective Time, except where the failure to make any such contribution or payment would not, individually or in the aggregate, have a Material Adverse Effect. No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. No Transferred Entity has incurred or reasonably is expected to incur any liability to the Pension Benefit Guaranty Corporation with respect to any Benefit Plan. No Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA).
     (d) Except as required by Law, no Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. No Benefit Plan is a voluntary employee beneficiary association under Section 501(a)(9) of the Code. Newpark and its Subsidiaries are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.
     (e) No payment or benefit provided pursuant to any Benefit Plan between a Transferred Entity and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise.
     (f) Section 3.10(f) of the Newpark Disclosure Schedule lists all current employees of the Transferred Entities as of October 3, 2007 and their hourly rates of compensation or base salaries (as applicable) and their respective accrued vacation, sick leave and other paid time off days. In addition, to the extent any current employee of a Transferred Entity is on a leave of absence as of October 3, 2007, Section 3.10(f) of the Newpark Disclosure Schedule indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment. The Transferred Entities currently comply in all material respects and during the past three (3) years have continuously complied in all material respects, with all Laws relating to the hiring, employment and termination of workers, including, but not limited to, Laws relating to the classification of workers, wages, hours, overtime, employment taxes, equal employment opportunity, non-discrimination, medical leave, military leave, and immigration and with all Laws governing occupational health and safety.
     (g) None of the Transferred Entities is delinquent in payments to, or on behalf of, any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by employees to date or amounts required to be reimbursed to such employees. None of the Transferred Entities is delinquent in payments of any employment taxes on behalf of any employees with respect to services provided through the Closing Date. There has been no charge of discrimination filed or, to the knowledge of Newpark, threatened, against any of the Transferred Entities with the Equal Employment Opportunity Commission or similar Governmental Entity. There is no pending or, to the knowledge of Newpark, threatened administrative or judicial proceeding or material investigation under the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act, the National Labor Relations Act, ERISA, the Code, or any other federal or state Law relating to the employees of the Transferred Entities.
     (h) None of the Transferred Entities is a party to or otherwise bound by any collective bargaining agreement or other contract or agreement with any labor organization, nor is any such contract or agreement presently being negotiated. There is no pending or, to the knowledge of Newpark, threatened (i) material unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration proceeding or Action pertaining to labor issues or matters against the Transferred Entities relating to the Business, by or on behalf of any employee, prospective employee, former employee, labor organization or Governmental Entity, (ii) material activity or proceeding by a labor union or representative thereof to organize any employees of the Transferred Entities, or (iii) lockouts, strikes, material slowdowns, material work stoppages or other material labor controversies by or with respect to employees of the Transferred Entities.
     (i) None of Newpark, Newpark Texas or any Transferred Entity has received any notice of any violation of any immigration and naturalization Laws relating to employment and employees, and each of Newpark, Newpark Texas and any Transferred Entity has properly completed and maintained all applicable immigration and naturalization forms as required by Law (including, where applicable but not limited to, I-9 forms) with respect to the past and present employees of the Business. Newpark, Newpark Texas and the Transferred Entities are in compliance with all such immigration and naturalization Laws and there are no citations, investigations, administrative proceedings or formal complaints or violations of the immigration or naturalization Laws pending or, to Newpark’s knowledge, threatened before any Governmental Entity involving any past or present employees of the Business.
     (j) Section 3.10(j) of the Newpark Disclosure Schedule sets forth a true, complete and correct description of (i) all pending or, to the knowledge of Newpark, threatened claims as of the date hereof and immediately prior to the Closing of past or present employees of the Business for compensation for injury, disability or illness arising out of such employee’s employment in the Business, and (ii) any accident that occurred within the past two years in which any employee of the Business was injured within the course and scope of employment.
     3.11 Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newpark, DFI, Newpark Texas or the Transferred Entities. Newpark shall solely be responsible for the fees of its financial advisors under any arrangement made by on or on behalf of Newpark, DFI, Newpark Texas or the Transferred Entities.
     3.12 Taxes.
     (a) Except as set forth in Section 3.12 of the Newpark Disclosure Schedule (i) all Tax Returns required to be filed on or prior to the date of this Agreement by, or with respect to any activities of, the Transferred Entities have been filed, and all Taxes due with respect to such Tax Returns (whether or not shown to be due on such Tax Returns) have been paid, except to the extent any failure to file such Tax Return or pay such Taxes could not be expected to have a Material Adverse Effect; (ii) all such Tax Returns were correct and complete in all material respects; (iii) there is no action, suit, proceeding, investigation, audit or claim outstanding, pending or, to the knowledge of Newpark, threatened with respect to any Taxes of the Transferred Entities; (iv) none of the Transferred Entities has granted any extension or waiver of the statute of limitations applicable to any Tax Return, which period (after giving effect to any extension or waiver) has not yet expired; (v) each of the Transferred Entities has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over; and (vi) none of the Transferred Entities is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement with Newpark or a Subsidiary of Newpark which will remain in effect as to such Transferred Entity after the Closing.
     (b) Neither DFI nor Newpark Texas is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
     (c) NESI and NESI Management are each classified as disregarded entities for federal tax purposes. NESI Mississippi is classified as a partnership for federal tax purposes. With respect to any entity classification elections (using IRS Form 8832 or otherwise) made by the Transferred Entities during 2007, such entities were (i) eligible to make such elections and (ii) accurately completed and timely filed such elections prior to the date hereof.
     (d) Notwithstanding any other provision of this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by Newpark in respect of Tax matters, other than the representations and warranties set forth in Section 3.10 and this Section 3.12.
     3.13 Environmental Matters.
     (a) Except as set forth in Section 3.13(a) of the Newpark Disclosure Schedule, each of the Transferred Entities hold and are in compliance, in all material respects, with all

Environmental Permits necessary to conduct the Business as currently conducted and to own, lease or otherwise hold the assets of the Transferred Entities, and all of such Environmental Permits are in full force and effect, except where any failure to hold or be in compliance with any such Environmental Permit or the failure of any such Environmental Permit to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect, and there are no proceedings pending, or to the knowledge of Newpark, threatened that seek revocation, cancellation, suspension, penalties or any adverse modification of such Environmental Permits.
     (b) All such Environmental Permits (including any pending application therefor) are listed in Section 3.13(b) of the Newpark Disclosure Schedule, and any that are not transferable pursuant to this transaction are so designated.
     (c) Each of the Transferred Entities is in compliance, in all material respects, with all Environmental Laws, and no unresolved written notice, request for information, claim, demand, summons or order has been received or, to the knowledge of Newpark, threatened by any Governmental Entity (i) with respect to any alleged violation of any Environmental Law in connection with the Business; or (ii) with respect to any alleged failure to have any Environmental Permit required for the Business; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, processing, transportation or disposal (collectively, “Management”) or exposure of or to any Hazardous Materials by any of the Transferred Entities.
     (d) Section 3.13(d) of the Newpark Disclosure Schedule lists all third party facilities where any of the Transferred Entities has, since January 1, 2000, delivered, or arranged for disposal of, (i) any third party customer’s waste products, and (ii) any storm water from barges, as well as a general description of the type of waste product delivered to such facility.
     (e) In the event Purchaser provides any Notice of Alleged Recognized Environmental Condition under Section 5.14 hereof, Newpark shall be permitted to update the disclosures referenced in this Section 3.13 to reflect such Alleged Recognized Environmental Condition and for all purposes of this Agreement, the disclosure set forth in such revised Newpark Disclosure Schedules shall modify the representations and warranties contained in this Section 3.13 as if disclosed in connection with the execution of this Agreement.
     (f) Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties included in this Section 3.13 shall constitute the sole and exclusive representations and warranties of Newpark and the Transferred Entities relating to environmental matters, including any matters arising under Environmental Laws or related to Hazardous Materials.
     3.14 Title; Condition and Sufficiency of Assets.
     (a) Except as set forth in Section 3.14(a) of the Newpark Disclosure Schedule, each of the Transferred Entities has good and marketable title to, or a valid leasehold interest in, all of its respective properties and assets, in each case free and clear of all Liens, except for Permitted Liens.

     (b) Except as set forth in Section 3.14(b) of the Newpark Disclosure Schedule, the buildings, machinery, equipment, tools, furniture, improvements and other tangible assets of the Business included in the assets of the Transferred Entities are, in all material respects, in reasonably good operating condition and repair, normal wear and tear excepted, and sufficient to permit their use in the continuing operations of the Business as such operations are currently conducted or have been conducted consistent with past practices.
     (c) Except as provided in Section 3.14(a) of the Newpark Disclosure Schedule, the Transferred Entities’ assets constitute all of the assets, rights, contracts, and other properties necessary for the Purchaser to operate the Business in all material respects in the manner as it is now being conducted by the Transferred Entities. The Fannett Cavern injection well has been completed and is operational.
     3.15 Intellectual Property.
     (a) Section 3.15(a) of the Newpark Disclosure Schedule contains a list of all material Intellectual Property that is currently owned by any Transferred Entity (“Transferred Intellectual Property”) that has been issued or registered or is the subject of a pending application for issuance or registration. To the knowledge of Newpark, all such Transferred Intellectual Property is subsisting, is not expired or abandoned, and is valid and enforceable.
     (b) No Transferred Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement materially restricting the use thereof by any Transferred Entity or materially restricting the licensing thereof by any Transferred Entity to any Person.
     (c) Except as set forth in Section 3.15(c) of the Newpark Disclosure Schedule, to the knowledge of Newpark, (i) no Transferred Entity has infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property of any other Person, and (ii) the Intellectual Property material to the Business is not being infringed, misappropriated or otherwise violated by any other Person.
     3.16 Material Contracts. Section 3.16 of the Newpark Disclosure Schedule includes a true and complete list of the following Contracts to which any of the Transferred Entities is a party or is bound:
     (a) Contracts that are material to the Business (i) for the furnishing to any of the Transferred Entities of materials, supplies, goods, services or equipment or (ii) concerning Intellectual Property (other than off-the-shelf, commercially available licenses to software);
     (b) any Contract obligating any of the Transferred Entities to deliver materials, goods, products, supplies, services or equipment that has annual payments (or under which such payments are reasonably expected) in excess of $100,000 per year, excluding any such Contracts which are terminable by such Transferred Entity without penalty on not more than sixty (60) calendar days notice;
     (c) any equity partnership, equity joint venture or other similar agreement between a Transferred Entity and another Person;

     (d) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) relating to the Business or any Transferred Entity, (i) entered into by Newpark, Newpark Texas or any Transferred Entity after December 31, 2005 or (ii) under which any of the Transferred Entities will have any obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation;
     (e) any agreement which restricts any Transferred Entity from competing with any other Person or any Person from conducting the Business in any geographic area;
     (f) any collective bargaining agreement or other Contract with a labor union, labor organization, workers council or similar body regarding any Transferred Employees;
     (g) any loan agreements, indentures, mortgages, letters of credit, Capital Leases, security agreements or other agreements or commitments for the borrowing of money for use in the Business or the subjecting of any assets of the Transferred Entities to a Lien (other than Permitted Liens);
     (h) any (i) Contract with Newpark or any Affiliate of Newpark other than the Transferred Entities, or (ii) any written Contract with any current or former officer, director or employee of any Transferred Entity or any Affiliate of such individual, in each of cases (i) and (ii), that are material to the Transferred Entities, taken as a whole, and the conduct of the Business; and
     (i) to the extent not included in Section 3.16(a) above, any Contract with a provider of tugs or barges (“Transportation Contract”).
     Each Contract required to be disclosed pursuant to this Section 3.16 (collectively, the “Material Contracts”), whether written or oral, is in full force and effect and is a valid and binding agreement of the Transferred Entity, as the case may be, and, to Newpark’s knowledge, of each other party thereto. None of the Transferred Entities or, to the knowledge of Newpark, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract and neither any Transferred Entity, Newpark, DFI nor Newpark Texas has received any notice of termination or threatened termination of any Material Contract or is aware of any facts or circumstances that either currently or with the passage of time could result in a breach or default under or give rise to a right to terminate any Material Contract, including, without limitation, any Transportation Contract. Newpark has made available to the Purchaser complete and correct copies of each Material Contract.
     3.17 Real Property. Except as set forth in Section 3.17 of the Newpark Disclosure Schedule and as set forth below in Section 3.22 below:
     (a) Section 3.17(a) of the Newpark Disclosure Schedule sets forth, as of the date hereof, the fee owner and address of all real property owned by any Transferred Entity (the “Owned Real Property”). With respect to each parcel of Owned Real Property (i) each owner thereof has good and marketable title to such Owned Real Property, free and clear of all Liens, except for Permitted Liens; and (ii) there does not exist any actual, pending or, to the knowledge of Newpark, threatened condemnation or eminent domain proceedings that affect any Owned Real Property.

     (b) Section 3.17(b) of the Newpark Disclosure Schedule sets forth, as of the date hereof, a description of each lease, sublease and other agreement pursuant to which any Transferred Entity holds a leasehold or subleasehold estate or has otherwise granted a leasehold or subleasehold estate, including any surface leases, drilling rights or other surface-use rights that may have been granted to or from any Transferred Entity (or Affiliate thereof) to any third party with respect to the Transferred Entities’ Owned Real Property and the non-owned real property (the “Leased Real Property”). Complete and correct copies of all agreements pertaining to the Leased Real Property (each a “Real Property Lease,” collectively, the “Real Property Leases”) have been made available to Purchaser prior to the date hereof. With respect to each of the Real Property Leases (i) each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms; (ii) there is no default under any Real Property Lease by any Transferred Entity or, to the knowledge of Newpark, by any other party thereto; (iii) no Transferred Entity has received or delivered a written notice of default or objection to any party to any Real Property Lease to pay and perform its obligations, and, to the knowledge of Newpark, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; and (iv) if a Transferred Entity is the lessee under a Real Property Lease, then the applicable Transferred Entity holds a good and valid leasehold interest in such Leased Real Property as set forth therein.
     3.18 Inventory. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Inventories consist of materials and goods of a quality which are usable or salable in the normal course of the Business. The Inventories reflected on the balance sheets included in the Interim Financial Statements are valued in accordance with the normal inventory valuation policies of the Transferred Entities for stating items of inventory at the lower of cost or market value in accordance with GAAP.
     3.19 Accounts Receivable. Except as set forth in Section 3.19 of the Newpark Disclosure Schedule, the accounts receivable of the Business included in the Net Working Capital as of the Effective Time (i) will be valid and genuine; (ii) will have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices; and (iii) will be collectible in the ordinary course of business consistent with past practice (net of any reserve for doubtful accounts set forth in the Net Working Capital).
     3.20 Insurance. Section 3.20 of the Newpark Disclosure Schedule lists all material insurance policies, Contracts or programs of self-insurance owned or held by or for the benefit of any Transferred Entity on the date of this Agreement which cover the Business and/or the Transferred Entities. All such insurance policies, Contracts and programs of self-insurance are in full force and effect and are valid and enforceable. All premiums due thereunder have been paid, and neither Newpark, Newpark Texas nor any of the Transferred Entities has received notice of cancellation or termination with respect to such insurance policies, Contracts and programs of self-insurance, other than in connection with normal renewals of any such insurance policies, Contracts and programs of self-insurance. There is no claim by or with respect to any Transferred Entity pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. To the knowledge of Newpark, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.
     3.21 Customers and Suppliers. Section 3.21 of the Newpark Disclosure Schedule sets forth the ten largest suppliers and ten largest customers of the Business during the twelve (12) month period ending July 31, 2007. Except as set forth in Section 3.21 of the Newpark Disclosure Schedule, Newpark has no knowledge that any such supplier or customer has or intends to cancel or otherwise substantially modify its relationship with any Transferred Entity, as applicable, or to decrease materially or limit its services, supplies or materials, or its usage or purchase of services or products from any Transferred Entity.
     3.22 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, THE ASSETS OF THE TRANSFERRED ENTITIES ARE BEING ACQUIRED BY PURCHASER “AS IS” AND “WHERE IS,” AND NONE OF NEWPARK, DFI, NEWPARK TEXAS, NOR ANY OF THEIR RESPECTIVE AGENTS, AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, ON BEHALF OF NEWPARK, DFI, NEWPARK TEXAS, OR ANY AFFILIATE THEREOF, AND NEWPARK, DFI, NEWPARK TEXAS, AND EACH OF THEIR RESPECTIVE AFFILIATES BY THIS AGREEMENT DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, AS TO THE LIABILITIES, OPERATIONS OF THE BUSINESS OR THE TRANSFERRED ENTITIES, THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE TRANSFERRED ENTITIES AND EACH OF NEWPARK, DFI, NEWPARK TEXAS AND THEIR RESPECTIVE AFFILIATES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ASSETS OF THE TRANSFERRED ENTITIES.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Newpark as follows:
     4.1 Organization and Qualification. Each of Purchaser and Trinity is a limited liability company or limited partnership, respectively, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign limited liability company or foreign limited partnership in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification.
     4.2 Authority Relative to This Agreement. Purchaser and Trinity each has all necessary limited liability company or limited partnership power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and any agreements ancillary hereto to which it is a party and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and Trinity and, assuming the due authorization, execution and delivery of this Agreement by Newpark, DFI and Newpark Texas constitutes a valid, legal and binding agreement of Purchaser and Trinity, enforceable against Purchaser and Trinity in accordance with its terms. As of the Closing, each ancillary document hereto will be duly and validly executed by Purchaser and Trinity (as applicable) and, assuming the due authorization, execution and delivery of any such ancillary agreements hereto by Newpark, DFI or Newpark Texas (as applicable), will constitute the valid, legal and binding agreement of Purchaser and Trinity, enforceable against Purchaser and Trinity in accordance with their terms.
     4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or Trinity for the execution, delivery and performance by Purchaser or Trinity of this Agreement or the consummation by Purchaser or Trinity of the transactions contemplated by this Agreement, except compliance with the applicable requirements of the HSR Act. Assuming compliance with the item described in the preceding sentence, neither the execution, delivery and performance of this Agreement by Purchaser or Trinity nor the consummation by Purchaser or Trinity of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or Trinity, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser, Trinity or any of their respective Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (C) violate or infringe any Law applicable to Purchaser, Trinity or any of their respective Subsidiaries or any of their respective properties or assets, except in the cases of clauses (B) and (C), for such breaches, violations, infringements or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to timely consummate the transactions contemplated by this Agreement.
     4.4 Financing. Purchaser has available, or will have available at the Closing, sufficient funds, available lines of credit or other sources of immediately available funds to enable Purchaser to purchase the Acquired Interests on the terms and conditions of this Agreement. The obligations of Purchaser hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated herein.
     4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser shall solely be responsible for the fees of its financial advisors under any arrangement made by on or on behalf of Purchaser.

     4.6 Acquisition of Transferred Interests. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Transferred Interests. Purchaser confirms that Newpark has made available to Purchaser and its agents the opportunity to ask questions of the officers and management employees of Newpark and of the Transferred Entities as well as access to the documents, information and records relating to the Transferred Interests, and to acquire additional information about the business and financial condition of the Transferred Interests. Purchaser is acquiring the Transferred Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Interests. Purchaser acknowledges that the Transferred Interests have not been registered under the Securities Act or any state securities Laws, and agrees that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.
     4.7 Limitation of Newpark’s Warranties. Purchaser acknowledges that Newpark makes no representations with respect to the Business or the Transferred Entities except as expressly set forth in this Agreement.
ARTICLE II
COVENANTS
     5.1 Access.
     (a) After the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Newpark shall, and shall cause each of the Transferred Entities and their respective representatives to (i) afford Purchaser and its representatives access, at reasonable times during normal business hours after first obtaining the consent of Newpark, to the books, records, properties and personnel of the Transferred Entities; (ii) furnish Purchaser and its representatives with such additional financial, operating and other data and information as Purchaser may reasonably request; and (iii) otherwise cooperate with the investigation by Purchaser and its representatives of the Transferred Entities. The foregoing shall not require Newpark, DFI, Newpark Texas or any Transferred Entity to permit any inspection, or to disclose any information, that in the reasonable judgment of Newpark is reasonably likely to result in the disclosure of any trade secrets to third parties, violate any of its obligations with respect to confidentiality or disclose information that does not relate exclusively to the Business. All information provided to Purchaser and its representatives in accordance with this Section 5.1 or otherwise pursuant to this Agreement shall, prior to the Closing, be held by Purchaser and its representatives in accordance with, shall be considered “Evaluation Material” under, and shall be subject to the terms of, the Confidentiality Agreement. All requests for information made pursuant to this Section 5.1(a) shall be directed to a designated officer of Newpark or such other individual as may be designated by Newpark, and shall not be granted to the extent deemed inconsistent with any Law.
     (b) At and after the Closing Date, Purchaser shall and shall cause its Affiliates and each of their respective representatives to afford Newpark and its representatives access, at reasonable times during normal business hours after first obtaining the consent of Purchaser, to the books, records, properties and personnel of the Transferred Entities and furnish Newpark and its representatives with such additional financial, operating and other data and information as Newpark may reasonably request in order to prepare its Tax Returns and other documents and reports required to be filed by it with Governmental Entities, in its financial statements or in connection with any Action against or investigation by, any Governmental Entity of, or in connection with any Tax examination of, Newpark. All requests for information made pursuant to this Section 5.1(b) shall be directed to a designated officer of Purchaser or such other individual as may be designated by Purchaser.
     5.2 Efforts.
     (a) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts (i) to make promptly any filings that may be required under any antitrust Law or by any Governmental Entity, and to supply promptly any additional information or documentary material that may be requested by a Governmental Entity, if any, (ii) to obtain all other consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Entity, if any, and (v) to fulfill all conditions to this Agreement.
     (b) Further, and without limiting the generality of the rest of this Section 5.2, each of the parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement, and (iii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party to a Governmental Entity or received from a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove any references concerning the valuation of the Business and the Transferred Entities, and (y) as necessary to comply with contractual arrangements. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

     (c) Further, and without limiting the generality of the rest of this Section 5.2, Purchaser shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to this Agreement so as to make effective as promptly as practicable the transactions contemplated by this Agreement and to avoid any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing. The steps involved in the preceding sentence shall include (i) at the request of Newpark and subject to the rights of Newpark to terminate this Agreement pursuant to Section 9.1(b) hereof, defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party, (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser (including its Affiliates and Subsidiaries) or the Transferred Entities, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses, (iii) agreeing to any limitation on the conduct of Purchaser (including its Subsidiaries) or the Transferred Entities, or (iv) agreeing to take any other action as may be required by a Governmental Entity in order to (A) obtain all necessary consents, approvals and authorizations as soon as reasonably possible, (B) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, or (C) effect the expiration or termination of any waiting period which would otherwise have the effect of preventing or delaying the Closing. At the request of Purchaser, Newpark shall agree to take, or cause the Transferred Entities to take, in Newpark’s sole discretion, any action with respect to the Transferred Entities as set forth in the two preceding sentences, provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the transactions contemplated by this Agreement.
     5.3 Further Assurances. The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.
     5.4 Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise expressly contemplated by this Agreement, required by Law or disclosed in Section 5.4 of the Newpark Disclosure Schedule, Newpark shall cause each of the Transferred Entities to (i) conduct the Business in the ordinary course of business, and (ii) use commercially reasonable efforts to preserve intact the Transferred Entities’ respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise contemplated by this Agreement, required by Law or disclosed in Section 5.4 of the Newpark Disclosure Schedule, without Purchaser’s written consent (which shall not be unreasonably withheld or delayed), Newpark shall cause each Transferred Entity to:
     (a) not (i) amend or propose to amend their respective Organizational Documents, (ii) split, subdivide, combine or reclassify their outstanding equity interest, (iii) declare, set aside or pay any non-cash distribution, or (iv) purchase, redeem or otherwise acquire or dispose directly or indirectly any equity interests or securities of any Transferred Entity;

     (b) not issue, sell, transfer, pledge, dispose of, encumber or agree to issue, sell, transfer, pledge, dispose of, or encumber, any additional equity securities, or any options, warrants or rights of any kind with respect thereto;
     (c) not sell, lease, license, pledge, dispose of or encumber any assets, properties (whether real, personal, tangible or intangible), rights or businesses, other than sales or dispositions of assets in the ordinary course of business consistent with past practice that do not constitute a sale of a business, product line, business unit or business operation;
     (d) not enter into any transaction for, or make, any acquisition of any businesses, material assets, product lines, business units, business operations, stock or other properties, other than acquisitions in the ordinary course of business in connection with the operation of the Business;
     (e) not adopt, enter into or amend any employment, severance, special pay arrangement or other similar arrangements or agreements with any employee (including any Former Employee or Transferred Employee) except (i) as required by applicable Law, (ii) as required by contractual arrangements in effect as of the date of this Agreement, or (iii) arrangements or agreements that are entered into or amended in the ordinary course of business consistent with past practice;
     (f) not increase the compensation or benefits of any Transferred Employee, except (i) as required pursuant to contractual arrangements in effect as of the date of this Agreement or as required or permitted under this Agreement, (ii) as required by applicable Law, or (iii) in the ordinary course of business consistent with past practice;
     (g) not adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of any of the Transferred Entities;
     (h) not settle, release, waive or compromise any Actions in any manner that, post-Closing, restricts the operation of the Business as currently conducted or for consideration in excess of $1,000,000 individually; or settle release, waive or compromise any right or claim with a fair market value in excess of $1,000,000 individually;
     (i) not make any change to an accounting method for Tax purposes for any of the Transferred Entities or make any Tax election for any Transferred Entity other than in accordance with past practice, except in each case as required in accordance with GAAP or applicable Law;
     (j) except as may be required as a result of a change in Law or in GAAP, not change any of the financial accounting principles or practices;
     (k) not enter into any Contract which would constitute a Material Contract outside of the ordinary course of business, or terminate or waive any material provision of, amend or otherwise modify any material provision of a Material Contract; and

     (l) not authorize any of, or commit to do or enter into any binding Contract with respect to any of the foregoing actions in clauses (a) through (k).
     Notwithstanding anything to the contrary, Newpark and its Subsidiaries shall have the right to remove from any Transferred Entity all cash and cash equivalents in the manner as determined by Newpark (including by means of dividends, the creation or repayment of intercompany debt or otherwise) subject to the provisions of Section 2.4.
     5.5 Consents. Newpark and Purchaser shall cooperate with each other to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement.
     5.6 Public Announcements. Except as otherwise required by Law, any listing agreement with any securities exchange or any securities exchange regulation, each of Newpark and Purchaser will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement.
     5.7 No Shop. From and after the date hereof until the earlier of the termination of this Agreement or the Closing Date, Newpark shall not, and shall cause its Affiliates not to (and use its reasonable best efforts to cause its directors, officers, employees, representatives and agents not to) do any of the following, directly or indirectly, with any third party (other than with Purchaser regarding the transactions contemplated by this Agreement): (i) discuss, negotiate, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of (A) the Business or a material amount of the assets of the Transferred Entities, or (B) any membership, partnership or other equity interest in any of the Transferred Entities (any such transaction, an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers from any third party in respect of an Acquisition Transaction, or (iii) furnish or cause to be furnished to any third party any information concerning the Business or the Transferred Entities in connection with an Acquisition Transaction.
     5.8 Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between (i) the Transferred Entities, on one hand, and (ii) Newpark and its other Affiliates, on the other hand, shall be settled or otherwise eliminated, except for those accounts included in the Estimated Net Working Capital, as adjusted by the Closing Date Net Working Capital.
     5.9 Termination of Intercompany Agreements. Effective at the Closing, all Contracts, including all obligations to provide goods, services or other benefits, between Newpark and/or any of its Subsidiaries (other than any Transferred Entity), on the one hand, and any of the Transferred Entities, on the other hand, shall be terminated without any party having any continuing obligation to the other, except for (i) this Agreement, and (ii) other Contracts listed in Section 5.9 of the Newpark Disclosure Schedule.

     5.10 Use of Names, etc. Within 30 days after the Closing Date, Purchaser shall cause the Transferred Entities to file amendments to their Organizational Documents with the applicable Governmental Entities changing the names of the Transferred Entities to names that do not include the words “Newpark” or any name confusingly or misleadingly similar thereto, such amendments to be effective as soon as practicable following the Closing Date. For the avoidance of doubt, Purchaser and its Affiliates may use the name “Newpark” and all other Trademarks owned or licensed by Newpark or its Affiliates and used in connection with the Business as of the Closing on any materials distributed or available to customers for the later of (i) 90 days after the Closing Date or (ii) the exhaustion of inventory in existence as of the Closing Date, subject to applicable Law, in each case, in a mutually agreed transitional manner. Thereafter, Purchaser shall not use such Trademarks, other than (i) in a neutral, non-trademark sense to discuss the history of the Business, or (ii) as required by applicable Law.
     5.11 Litigation Support. In the event and for so long as each party actively is prosecuting, contesting or defending any Action by a third party in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business or the Transferred Entities, and any of the foregoing require the other party’s cooperation due to such party’s ownership of the Business or the Transferred Entities at a relevant time, the requested party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting party and its counsel, at the requesting party’s expense for any out-of-pocket expenses, in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the prosecution, contest or defense, subject to appropriate confidentiality measures.
     5.12 Noncompetition; Nonsolicitation.
     (a) For the period commencing on the Closing Date and ending on the earlier of (i) the fifth anniversary of the Closing Date, or (ii) a Newpark Change of Control (the “Restricted Period”) neither Newpark nor any of its Subsidiaries shall, except as permitted by this Section 5.12, engage in the business of providing environmental services in the oil and gas industry in the United States and Gulf of Mexico including, without limitation, waste management and disposal services and the processing and disposal of non-Hazardous Materials and NORM for generators in the United States including refiners, manufacturers, service companies and industrial municipalities as conducted by the Business as of the Closing Date (the “Covered Business”); provided, that the Covered Business shall not include the processing and disposal of environmental wastes and the providing and performance of waste management, reclamation and disposal services in a manner substantially similar to those which are currently provided by Newpark and its Subsidiaries (other than the Transferred Entities), which includes but is not limited to (i) the collection and disposal of oil and gas industry water (typically salt water contaminated with oil) that is exempt from RCRA, with operations in Oklahoma and the panhandle of Texas which are currently part of Newpark’s Fluids Systems and Engineering segment, operating under the name of Mid-Continent Completion Fluids, and (ii) the management of environmental waste utilizing pits and other earth structures, land farming, annular injection and offsite disposal of pit waste including the handling of NORM for the oil and gas industry which is currently part of Newpark’s Mats and Integrated Service segment, which was historically known as Soloco. This Section 5.12(a) shall cease to be applicable to any Person at such time as it is no longer an Affiliate or Subsidiary of Newpark.
     (b) Notwithstanding the provisions of Section 5.12(a), nothing in this Agreement shall preclude, prohibit or restrict Newpark or any of its Affiliates or Subsidiaries from (i) acquiring, owning or holding up to 10% of the outstanding securities of any entity whose securities are listed and traded on a national securities exchange or market or any securities required to be registered under the Securities Exchange Act of 1934; or (ii) engaging in any manner in any business activity that would otherwise violate this Section 5.12 that is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with Newpark or a Subsidiary of Newpark at any time during the Restricted Period (an “Acquired Company”); provided, that, if the aggregate consolidated revenues of the Acquired Business or the Acquired Company for the fiscal year ending prior to the completion of such purchase or acquisition is in excess of 5% of the consolidated revenues of Newpark and its Subsidiaries for the fiscal year ending prior to such purchase or acquisition (the “Divestiture Threshold”), then, as soon as promptly practicable, Newpark or such Subsidiary shall dispose or agree to dispose of all or a portion of the Acquired Business or the Acquired Company so that the aggregate consolidated revenues for the fiscal year ending prior to the completion of such purchase or acquisition of the remaining portion of the Acquired Business or the Acquired Company shall be less than the Divestiture Threshold.
     (c) During the Restricted Period, neither Newpark nor any of its Subsidiaries shall, directly or indirectly, solicit for employment or employ any Transferred Employee (other than any Person set forth in Section 5.12(c) of the Newpark Disclosure Schedule); provided, however, that this Section 5.12(c) shall not prohibit Newpark or any of its Subsidiaries from making general solicitations not specifically targeted at the Transferred Employees and employ persons in connection with such general solicitations or, on and after the first anniversary of the Closing Date, from employing or hiring any person who initiates discussions regarding employment without any solicitation by Newpark or any of its Subsidiaries.
     5.13 Labor Matters.
     (a) Following the Closing until ninety (90) days thereafter, neither the Purchaser, the Transferred Entities nor any Affiliates thereof shall cause any “employment losses” (as that term is defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”)) that would give rise to any obligations or liabilities of Newpark or its Affiliates under the WARN Act.
     (b) Newpark, Newpark Texas and the Purchaser shall cooperate in connection with any required notification to, or any required consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant Governmental Entities concerning the transactions contemplated by this Agreement.
     5.14 Environmental Inspection.
     (a) Promptly following the execution of this Agreement, Purchaser shall commence its review of the environmental condition of the assets of the Transferred Entities. The parties agree that the environmental site assessment shall be performed for each of the Owned Real

Property and Leased Real Property sites as Purchaser may determine and that such assessment shall conform, in all material respects, to the standard of the “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process,” known as ASTM E1527-05 (“ASTM E1527-05”). In connection with such environmental site assessment, Newpark shall, and shall cause each of the Transferred Entities to, reasonably cooperate with Purchaser and provide to Purchaser and its representatives copies of such records and documents (in addition to the “helpful documents” as defined below) as may be reasonably requested. Newpark shall identify a “key site manager” with “good knowledge of the uses and physical characteristics of the property,” both as defined in ASTM E1527-05, for purposes of the required interview with respect to the Owned Real Property and Leased Real Property. Interviewees shall be as specific as reasonably possible to the extent of their knowledge, and shall answer in good faith to the extent of their knowledge pursuant to and as defined in ASTM E1527-05. The key site manager shall promptly identify and provide the Purchaser and its representatives all “helpful documents” (as defined in ASTM E1527-05) that are within the possession or control of such key site manager.
     (b) As soon as reasonably practicable, but in any event no later than sixty (60) days following the execution of this Agreement (the “Environmental Inspection Period”), Purchaser shall (i) provide to Newpark a copy of each environmental report received by Purchaser relating to the Phase I environmental site assessments (individually, a “Phase I Report” and collectively, the “Phase I Reports”), and (ii) notify Newpark in writing of any alleged “recognized environmental conditions” (as defined in ASTM E1527-05) adversely affecting any Owned Real Property or Leased Real Property (any environmental conditions reflected in a Phase I Report or identified in such notice is referred to as an “Alleged Recognized Environmental Condition”). The notice (“Notice of Alleged Recognized Environmental Conditions”) shall include a description and reasonably detailed explanation (including all reports and other supporting documentation) of each Alleged Recognized Environmental Condition being claimed, and a value that Purchaser, in good faith, attributes to each Alleged Recognized Environmental Condition. Except as otherwise provided in this Section 5.14(b), Newpark and Purchaser shall promptly meet in an attempt to mutually agree upon a proposed resolution of any such Alleged Recognized Environmental Conditions and the costs related thereto. If Purchaser and Newpark are not able to agree upon a proposed resolution of any Alleged Recognized Environmental Condition and the costs related thereto on or before the date that is five (5) days prior to the Outside Date, such dispute shall be resolved by arbitration in accordance with Section 5.14(d) below. If as a result of any Phase I Report facts are revealed that would reasonably necessitate a Phase II environmental site assessment that includes the sampling and analysis of soil, groundwater and/or other environmental media to evaluate any Alleged Recognized Environmental Condition (individually, a “Phase II Report” and collectively, the “Phase II Reports”), Purchaser may require the completion of any such Phase II Report before Purchaser is required to meet with Newpark as hereinabove provided to agree upon a proposed resolution of any Alleged Recognized Environmental Condition. Any such Phase II Report shall be completed within sixty (60) days following the date of the Phase I Report relating to the subject property, but in no event later than one hundred twenty (120) days following the execution of this Agreement. Newpark and Purchaser shall promptly meet following the completion of any Phase II Reports in an attempt to mutually agree upon a proposed resolution of any Alleged Recognized Environmental Conditions and the costs related thereto. If Purchaser and Newpark are not able to agree upon a proposed resolution within five (5) days, such dispute shall be resolved by arbitration in accordance with Section 5.14(d) below.
     (c) In the event a Phase I Report or a Phase II Report (collectively, an “Environmental Report”) shall identify an Alleged Recognized Environmental Condition and/or Purchaser shall provide Newpark a Notice of Alleged Recognized Environmental Condition in accordance with Section 5.14(b), the following provisions shall apply:
     (i) If the aggregate cost to resolve any and all Alleged Recognized Environmental Conditions as finally determined in accordance with this Section 5.14 (the “Alleged Recognized Environmental Cost”) is less than $1,000,000, (A) Purchaser shall assume all risks and responsibilities with respect to such Alleged Recognized Environmental Conditions and shall have no right to seek indemnification under Article X with respect thereto, (B) the total amount of the Earn-Out Consideration payable pursuant to Section 2.5 shall be reduced by an amount equal to the Alleged Recognized Environmental Cost, (C) the Initial Closing Consideration shall not be adjusted as a result of any such Alleged Recognized Environmental Cost, and (D) Purchaser shall have no right to terminate this Agreement as a result of such Alleged Recognized Environmental Conditions.
     (ii) If the Alleged Recognized Environmental Cost is equal to or greater than $1,000,000 and less than $2,000,000, (A) Purchaser shall assume all risks and responsibilities with respect to such Alleged Recognized Environmental Conditions and shall have no right to seek indemnification under Article X with respect thereto, (B) the total amount of the Earn-Out Consideration payable pursuant to Section 2.5 shall be reduced by the amount of $1,000,000, (C) the Initial Closing Consideration shall be reduced by the amount of the Alleged Recognized Environmental Cost in excess of $1,000,000, and (D) Purchaser shall have no right to terminate this Agreement as a result of such Alleged Recognized Environmental Conditions.
     (iii) If the Alleged Recognized Environmental Cost is equal to or greater than $2,000,000, Newpark shall have the option to cure or otherwise remediate, at its sole cost and expense, a portion of the Alleged Recognized Environmental Conditions in accordance with this Section 5.14(c)(iii) by providing Purchaser written notice thereof within five (5) days of the final determination of the Alleged Recognized Environmental Costs pursuant to this Section 5.14. If Newpark fails to timely exercise its option as herein provided, Purchaser shall have the right to terminate this Agreement upon written notice to Newpark. If Newpark does exercise its option to cure or remediate under this Section 5.14(c)(iii), Newpark shall undertake to cure or remediate one or more of the Alleged Recognized Environmental Conditions selected by Newpark (the “Selected Alleged Recognized Environmental Conditions”) so that the aggregate Alleged Recognized Environmental Cost for the remaining Alleged Recognized Environmental Conditions (the “Remaining Alleged Recognized Environmental Conditions”) does not equal or exceed $2,000,000. Newpark shall complete the cure or remediation of the Selected Alleged Recognized Environmental Conditions as soon as practicable but in any event not later than six (6) months following the date Newpark delivers Purchaser notice of Newpark’s election to exercise the option herein to cure or remediate the Selected

Alleged Recognized Environmental Conditions. If, following the cure or remediation of the Selected Alleged Recognized Environmental Conditions, the Alleged Recognized Environmental Cost of the Remaining Alleged Recognized Environmental Conditions is more than $1,000,000 but less than $2,000,000, (A) Purchaser shall assume all risks and responsibilities with respect to such Remaining Alleged Recognized Environmental Conditions and shall have no right to seek indemnification under Article X with respect thereto, (B) the total amount of the Earn-Out Consideration payable pursuant to Section 2.5 shall be reduced by the amount of $1,000,000, (C) the Initial Closing Consideration shall be reduced by the amount of the Alleged Recognized Environmental Cost for the Remaining Alleged Recognized Environmental Conditions in excess of $1,000,000, and (D) Purchaser shall have no right to terminate this Agreement as a result of such Remaining Alleged Recognized Environmental Conditions. If, following the cure or remediation of the Selected Alleged Environmental Conditions, the Alleged Recognized Environmental Cost of the Remaining Alleged Recognized Environmental Conditions is less than $1,000,000, (A) Purchaser shall assume all risks and responsibilities with respect to such Remaining Alleged Recognized Environmental Conditions and shall have no right to seek indemnification under Article X with respect thereto, (B) the total amount of the Earn-Out Consideration payable pursuant to Section 2.5 shall be reduced by an amount equal to the Alleged Recognized Environmental Cost of the Remaining Alleged Recognized Environmental Conditions, (C) the Initial Closing Consideration shall not be adjusted as a result of any such Alleged Recognized Environmental Cost, and (D) Purchaser shall have no right to terminate this Agreement as a result of such Remaining Alleged Recognized Environmental Conditions.
     (d) Any dispute relating to an Alleged Recognized Environmental Condition and the cost of any proposed or acceptable resolution thereof (an “Environmental Dispute”), shall be settled by binding arbitration. Any such arbitration proceeding shall be conducted by one arbitrator mutually agreeable to Newpark and Purchaser. In the event that within ten (10) Business Days after submission of any Environmental Dispute to arbitration, Newpark and Purchaser cannot mutually agree on one arbitrator, Newpark and Purchaser shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator who will arbitrate the Environmental Dispute on his own. The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the determination of such arbitrator. Any such arbitration shall be held in Houston, Texas, under the commercial rules then in effect of the American Arbitration Association. Newpark and Purchaser shall equally share the fees of the arbitrator and applicable administrative fees and shall otherwise pay their respective costs and expenses in connection therewith.
     5.15 Post-Closing Covenants.
     (a) Not later than sixty (60) days following the Closing, Purchaser shall either (i) cause Newpark to be fully and unconditionally released in a writing reasonably satisfactory to Newpark from all obligations of Newpark under that certain Corporate Guaranty dated December 23, 2005 by and between Newpark and General Electric Capital Corporation (the “Corporate Guaranty”), or (ii) fully satisfy and discharge all obligations to which the Corporate Guaranty relates and provide Newpark with evidence thereof satisfactory to Newpark.

     (b) Promptly following the Closing, Newpark and Purchaser shall cooperate in good faith to obtain the consent of the Greater LaFourche Port Commission to the sublease of that certain tract of land described in Section 5.15(b) of the Newpark Disclosure Schedule by NESI to DFI and upon receipt of such consent, Purchaser (or NESI) and DFI shall enter into a sublease agreement (the “Fourchon Sublease”) consistent with the terms and provisions set forth in Section 5.15(b) of the Newpark Disclosure Schedule and otherwise in a form mutually acceptable to Newpark and Purchaser.
ARTICLE VI
EMPLOYEE MATTERS COVENANTS
     6.1 Employees and Compensation.
     (a) Newpark shall update Section 3.10(f) of the Newpark Disclosure Schedule as of two (2) Business Days prior to the Closing Date to reflect the Transferred Employees as of the Closing Date.
     (b) Except as set forth on Schedule 6.1(b) of the Newpark Disclosure Schedule, from the Closing Date through the first anniversary of the Closing Date, Purchaser shall provide, or shall cause the Transferred Entities to provide, the Transferred Employees with compensation (including bonuses, commissions and/or other annual incentive opportunities) and employee benefits that in the aggregate are not substantially less favorable than the compensation and benefits provided by Newpark and its Affiliates as of immediately prior to the Closing Date and as set forth in Sections 3.10(a), 3.10(f) and 6.2(f) of the Newpark Disclosure Schedule. Nothing in the foregoing provision or otherwise shall in any way alter the “at will” nature of the employment relationship between any Transferred Employee, on the one hand, and any Transferred Entity, on the other hand.
     6.2 Welfare Benefits Plans.
     (a) Effective as of the Effective Time and to the extent permitted by applicable Law, Purchaser shall permit each Transferred Employee to enroll in Welfare Plans provided by Purchaser or its Affiliates to their employees on the Closing Date which are consistent with Section 6.1(b).
     (b) Subject to the provisions of Section 6.2(a) and the conditions stated below, with respect to the coverage of the Transferred Employees under the group health plans provided by Purchaser or its Affiliates, (i) each such employee’s credited service with Newpark and its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under Purchaser’s group health plans; (ii) limitations on benefits due to pre-existing conditions shall be waived (or, if such a waiver is not otherwise required by applicable Laws, Purchaser shall use commercially reasonable efforts to have them waived), to the extent waived under the corresponding Benefit Plan for any Transferred Employee enrolled in any group health plan maintained by Newpark and its Affiliates as of the Closing Date; and (iii) any out of pocket annual maximums and deductibles taken into account under the Newpark group health plan for any Transferred Employee from and after March 1, 2007 to the Closing Date, shall to the extent permitted under Purchaser’s group health plans, be credited under said group health plans. Notwithstanding anything to the contrary herein, Purchaser’s obligations in this Section 6.2(b) are subject to and conditioned upon satisfaction of all of the following conditions: (i) copies of all group health plan records pertaining to out of pocket annual maximums, deductibles and similar costs incurred by Transferred Employees under the Newpark group health plans shall be provided to the insurance carriers providing group health benefits to employees of Purchaser or its Affiliates; (ii) only expenses incurred from and after March 1, 2007 through the end of the current plan year for Purchaser’s group health plans, or February 28, 2008, will be credited; and (iii) the insurance carriers that provide group health benefits to Purchaser’s employees shall receive certificates of creditable coverage for all of the Transferred Employees and their dependents.
     (c) Purchaser shall be responsible for providing the notices and making available COBRA Continuation Coverage for all Transferred Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur on or after the Closing Date. Newpark shall continue to be responsible for providing the notices and making available COBRA Continuation Coverage, for all of the Former Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur prior to the Closing Date.
     (d) Notwithstanding anything in this Agreement to the contrary, if any Transferred Employee has become disabled (within the meaning of the applicable Welfare Plan maintained by Newpark or its Affiliates that provides short-term or long-term disability benefits) prior to the Closing Date, Newpark and/or its Affiliates will retain liability for the provision of disability benefits payable to such Transferred Employee under Newpark’s Welfare Plans, if any, with respect to such disability (but not with respect to any reoccurrence of such a disability after such Transferred Employee returns to active service on or following the Closing Date). From and after the Closing Date, any right to reemployment for any Transferred Employees who are on short-term or long-term disability as of immediately prior to the Effective Time shall be the obligation of Purchaser and its Affiliates and not of Newpark and its Affiliates.
     (e) From and after the Effective Time, (i) Purchaser shall assume and honor or shall cause the Transferred Entities to assume and honor, all unpaid vacation or other paid time off days of the Transferred Employees that accrued prior to the Effective Time, and (ii) Purchaser shall sponsor a vacation and paid time off policy that applies to each Transferred Employee and shall take into account service with Newpark and its Affiliates as provided in Section 6.3(a).
     (f) Subject to the limitations set forth in Section 2.1(b)(ii), Purchaser shall provide Transferred Employees whose employment is terminated during the six-month period immediately following the Closing Date severance pay and benefits on the terms and conditions set forth in Section 6.2(f) of the Newpark Disclosure Schedule. Notwithstanding the foregoing, Purchaser and the Transferred Entities shall not be under any obligation to continue the employment of any individual for any period of time following the Closing as a result of any provision of this Agreement.

     6.3 Miscellaneous Employee Issues.
     (a) For all purposes under the employee benefit plans, practices or arrangements of Purchaser and its Affiliates (including the Transferred Entities) providing benefits to any Transferred Employee after the Closing Date, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the Effective Time under any similar employee benefit plans, practices or arrangements of Newpark and its Affiliates.
     (b) No provision of this Agreement shall create any third party beneficiary or other rights in any employee (including any beneficiary or dependent thereof) or any other persons in respect of continued employment with any of Newpark, Newpark Texas, Purchaser or the Transferred Entities or any of their respective Affiliates, and no provision of this Agreement shall create any such rights in any such persons with respect to any benefits that may be provided, directly or indirectly, under any Plan, policy or arrangement which may be established or maintained by Newpark, Newpark Texas, the Transferred Entities or Purchaser.
     (c) Notwithstanding anything to the contrary herein, Newpark and its Affiliates hereby covenant and agree that, following the Closing, any confidentiality provision in any agreement between Newpark or any Affiliate and any Transferred Employee, together with any confidentiality obligation of any Transferred Employee arising under the Law in favor of Newpark and its Affiliates, shall not prohibit any such Transferred Employee’s use, post-Closing, of any confidential information solely relating to the Business and for the benefit of the Transferred Entities and their Affiliates. In addition, Newpark and its Affiliates hereby covenant and agree that any non-competition provision in any agreement between Newpark or any Affiliate and any Transferred Employee shall not prohibit a Transferred Employee’s activities, post-Closing, solely relating to the Business and for the benefit of the Transferred Entities and their Affiliates. Any Transferred Employee that, in the absence of this Agreement, would be bound by any such confidentiality or non-competition provisions in favor of Newpark and its Affiliates post-Closing, shall be a third-party beneficiary of this Agreement solely with respect to this Section 6.3(c).
ARTICLE VII
TAX MATTERS
     7.1 Liability for Taxes and Related Matters.
     (a) Newpark Liability for Taxes. Except for the amounts recorded as a liability in the calculation of the Estimated Net Working Capital, as adjusted by the Closing Date Net Working Capital, Newpark shall be liable for and indemnify Purchaser for all Taxes imposed on or due from the Transferred Entities (i) for any taxable year or period that ends on or before the Closing Date (a “Pre-Closing Period”), and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year ending on and including the Closing Date. Newpark shall be entitled to any refund of Taxes of the Transferred Entities received for any Pre-Closing Period and any portion of a Straddle Period ending on and including the Closing Date.

     (b) Purchaser Liability for Taxes. Purchaser shall be liable for and indemnify Newpark for all Taxes imposed on or due from the Transferred Entities for any taxable year or period that begins after the Closing Date (a “Post-Closing Period”) and, with respect to any Straddle Period, the portion of such taxable year beginning after the Closing Date.
     (c) Taxes for Straddle Periods. To the extent permitted by Law or administrative practice, the taxable year of the Transferred Entities shall be closed at the Effective Time. To the extent that the taxable year of the Transferred Entities is not closed pursuant to the previous sentence and it is therefore necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and for the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Transferred Entities had a taxable year or period which ended at the Effective Time, except that exemptions, allowances or deductions that are calculated on an annual basis (other than net operating losses and tax credits carried forward from years ending prior to the Closing Date), shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date. Net operating losses and tax credits carried forward from years ending prior to the Closing shall be allocated first, to the extent that they can be utilized, to the taxable year or period ending on the Closing Date.
     (d) Adjustment to Purchase Price. Any payment by Purchaser or Trinity, on the one hand, or Newpark, on the other hand, pursuant to Section 2.4, Section 2.5 or Article X and any Tax indemnification payment pursuant to this Section 7.1 will be treated as an adjustment to the Purchase Price for all Tax purposes. The indemnification obligations contained in Sections 7.1(a) and 7.1(b) above shall survive the Closing Date until seventy-five (75) days following the expiration of the statutory periods of limitations (including any extensions to such limitations periods agreed to by Newpark or the Purchaser, as the case may be).
     (e) Tax Returns. Newpark shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or for the Transferred Entities for taxable years or periods ending on or before the Effective Time, and Purchaser shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or for the Transferred Entities for taxable years or periods ending after the Effective Time. If Newpark could be liable for any Taxes with respect to any Tax Return filed by Purchaser, Purchaser shall (i) cause such Tax Return to be prepared on a basis which is consistent with the Transferred Entities’ Tax Returns previously filed and in accordance with past practices unless otherwise required (rather than permitted) by the Code and/or Treasury Regulations at such time, (ii) deliver a copy of such Tax Return along with accompanying work papers to Newpark not less than thirty (30) days prior to the due date (as extended, if applicable) for the filing of such Tax Return (the “Due Date”), (iii) if, at any time prior to the Due Date, Newpark notifies Purchaser that Newpark objects to any item reflected on such Tax Return which item may affect Newpark’s liability for Taxes, Purchaser shall, prior to the Due Date, make any and all changes to such item or items reasonably requested by Newpark and Purchaser shall not file any such Tax Return until it has made such reasonable changes and received Newpark’s agreement thereto (not to be unreasonably withheld). If Purchaser has fully complied with this Section 7.1(e) with respect to a Tax Return to be filed by Purchaser, Newpark shall pay Purchaser the Taxes for which Newpark is liable pursuant to Section 7.1(a) but which are payable with such Tax Return within five (5) Business Days (x) prior to the Due Date for the filing of such Tax Returns or (y) after the date that Purchaser has provided Newpark with the revised Tax Return referred to in clause (iii) of the previous sentence, whichever is later. If Purchaser fails to satisfy any of its obligations pursuant to this Section 7.1(e) with respect to any Tax Return, Newpark shall, in addition to any other remedies available to Newpark, have no obligation to indemnify Purchaser for any Taxes reflected on such Tax Return.
     (f) Contest Provisions. Purchaser shall promptly notify Newpark in writing upon receipt by Purchaser, any of its Affiliates or the Transferred Entities of notice of any pending, proposed, threatened or actual Tax audit or Tax deficiency, assessment or other claim which may affect the Taxes for any Pre-Closing Period or any Straddle Period for which Newpark would be liable pursuant to Section 7.1(a). Newpark shall promptly notify Purchaser in writing upon receipt by Newpark, Newpark Texas or any of their Affiliates of notice of any pending, proposed, threatened or actual Tax audit or Tax deficiency, assessment or other claim which may affect the Taxes for any Straddle Period for which Purchaser would be liable pursuant to Section 7.1(b). Newpark shall have the sole right to control the defense in any Tax audit or administrative court proceeding (a “Tax Contest”) relating to any Pre-Closing Period and to employ counsel and other advisors of its choice at its expense, provided that Purchaser (together with its counsel and other advisors) shall be entitled, at its sole cost, to participate in (but not control) any proceeding relating to any such Pre-Closing Period. In the event Newpark shall have the right to control any such Tax Contest, Purchaser shall, upon request of Newpark, execute any such document and take such other action as may be reasonably requested by Newpark to obtain an extension of the period during which the taxable year or period to which such Tax Contest relates remains subject to further audit or examination. In the event of any Tax Contest relating to a Straddle Period of the Transferred Entities, (i) to the extent the issues can be separated into those for which Newpark would be liable under Section 7.1(a) and those for which Purchaser would be liable under Section 7.1(b), then each of Newpark, on the one hand, and Purchaser, on the other, shall control the defense of those issues for which it would be liable, employing counsel and other advisors of its own choice, at its expense, (ii) with respect to all other issues, Purchaser shall be entitled to control the defense employing counsel and other advisors of its choice at its expense, provided that Newpark (along with counsel and other advisors of its choice) shall be entitled to participate in the defense of and to take over such defense if Purchaser is not prosecuting the defense diligently, vigorously and professionally. Neither Purchaser nor the Transferred Entities may agree to settle any Tax claim which may affect the Taxes for which Newpark or its Affiliates would be liable under Section 7.1(a) without the prior written consent of Newpark, which consent shall not be unreasonably withheld. Further, neither Newpark nor any of its Affiliates may agree to settle any Tax claim which may affect the Taxes for which Purchaser or the Transferred Entities would be liable under Section 7.1(b) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.
     7.2 Transfer Taxes. Any transfer taxes (excluding income taxes or capital gain taxes) arising from the sale of the Acquired Interests shall be borne by Purchaser.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS TO CLOSE
     8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
     (a) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
     (b) No Injunctions. No injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Sale shall be in effect.
     (c) No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Sale.
     8.2 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of all of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Newpark set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Newpark set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct (or true and correct in all material respects, as applicable) as of such date or with respect to such period; provided, however, that a breach of any of the foregoing representations and warranties shall not constitute the non-fulfillment of the foregoing condition if such breach is capable of cure, and such breach is actually cured, by the earlier of (i) thirty (30) calendar days after written notice thereof from Purchaser and (ii) the Outside Date.
     (b) Covenants and Agreements. The covenants and agreements of Newpark, DFI and Newpark Texas to be performed or complied with on or before the Closing Date in accordance with this Agreement including, without limitation, the delivery of the items described in Section 2.3(b)(i), shall have been duly performed or complied with in all material respects.
     (c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Newpark by an executive officer of Newpark, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.
     (d) Releases of Liens and Indebtedness. The Purchaser shall have received reasonable evidence that (i) the Transferred Interests and all assets held by the Transferred Entities shall have been released from any and all Liens (other than Permitted Liens), and (ii) the Transferred Entities shall have been released from all guaranties or other liability with respect to Newpark’s funded Indebtedness.

     (e) No Material Adverse Effect. No Material Adverse Effect shall have occurred, nor shall any event or circumstance have occurred which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (f) FIRPTA. Newpark shall deliver to Purchaser at the Closing a duly executed and acknowledged certificate, in customary form and substance reasonably acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Acquired Interests is exempt from withholding pursuant to Section 1445 of the Code.
     (g) Lafayette Sublease. Newpark Mats and Integrated Services LLC (“NMIS”) and NESI shall have entered into a sublease (the “Lafayette Sublease Agreement”) of the office space described in Section 8.2(g) of the Newpark Disclosure Schedule on terms and provisions consistent with those set forth on Section 8.2(g) of the Newpark Disclosure Schedule and otherwise in a form mutually acceptable to Newpark and Purchaser. Newpark shall also deliver to Purchaser at the Closing evidence of the consent, if any, required from the lessor in a form reasonably acceptable to Purchaser.
     (h) Environmental Reports. The environmental site assessments contemplated by Section 5.14 hereof shall have been completed and Purchaser shall have received the Environmental Reports contemplated by Section 5.14. For the avoidance of doubt, the condition represented by this Section 8.2(h) is limited to the completion of the environmental site assessments and delivery of the Environmental Reports and does not include Purchaser’s acceptance of the Environmental Reports or any Alleged Recognized Environmental Conditions identified therein. The parties acknowledge that the provisions of Section 5.14 shall control with respect to the resolution of any Alleged Recognized Environmental Conditions and Purchaser’s right to terminate this Agreement as a result of any such Alleged Recognized Environmental Conditions.
     (i) Other. Purchaser shall have received reasonable evidence of the satisfaction of any additional conditions to Purchaser’s obligations to close as set forth in Section 8.2(i) of the Newpark Disclosure Schedule.
     8.3 Conditions to DFI’s and Newpark Texas’ Obligations to Close. The obligations of DFI and Newpark Texas to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Newpark on or prior to the Closing Date of all of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Purchaser set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct (or true and correct in all material respects, as applicable) as of such date or with respect to such period; provided, however, that a breach of any of the foregoing representations and warranties shall not constitute the non-fulfillment of the foregoing condition if such breach is capable of cure and such breach is actually cured, by the earlier of (i) thirty (30) calendar days after written notice thereof from Newpark and (ii) the Outside Date.
     (b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed or complied with on or before the Closing Date in accordance with this Agreement including, without limitation, the delivery of the items described in Section 2.3(b)(ii), shall have been duly performed or complied with in all material respects.
     (c) Officer’s Certificate. Newpark shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX
TERMINATION
     9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of Newpark and Purchaser;
     (b) by either Newpark, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred on or before December 15, 2007 (the “Outside Date”); provided, however, that (i) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date on one or more occasions for an aggregate period not to exceed forty-five (45) days if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that the condition set forth in Section 8.1(a) has not been satisfied, (ii) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date up to sixty (60) days if a Phase II Report shall be required pursuant to Section 5.14(b) and such Phase II Report shall not have been completed, (iii) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date (as same may have been extended pursuant to the preceding clause (ii)) on one or more occasions for an aggregate period not to exceed forty-five (45) days if one or more Environmental Disputes shall have been submitted to arbitration in accordance with Section 5.14(d), provided, that the Outside Date shall not be extended for a period in excess of five (5) Business Days following the date upon which the arbitrator shall have delivered his written decision with respect to such Environmental Disputes, (iv) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date (as same may have been extended) up to six (6) months if Newpark exercises its option under Section 5.14(c)(iii) to cure or remediate the Selected Alleged Recognized Environmental Conditions, and (v) the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party to this Agreement whose failure to comply or perform in any material respect with such party’s representations, warranties, covenants or other agreements contained in this Agreement has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date. In the event (A) any Environmental Report required pursuant to Section 5.14 hereof shall not have been completed on or before the Outside Date as it may have been extended pursuant to clause (ii) above, or (B) any Environmental Dispute shall not have been resolved by arbitration or otherwise on or before the Outside Date as it may have been extended pursuant to clause (iii) above, Newpark shall have the right, at its discretion, to terminate this Agreement on the Outside Date (as same may have been extended). In the event Newpark shall not have completed the cure or remediation of the Selected Alleged Recognized Environmental Conditions on or before the Outside Date as it may have been extended pursuant to clause (iv) above, Purchaser shall have the right, at its discretion, to terminate this Agreement on the Outside Date (as the same may have been extended);
     (c) by Newpark at any time if (i) the representations and warranties of Purchaser in this Agreement that are qualified as to materiality were not true and correct or the representations and warranties of Purchaser in this Agreement that are not so qualified were not true and correct in all material respects when made or at any time thereafter, or (ii) Purchaser is in breach in any material respect of any of its covenants or other agreements in this Agreement (clauses (i) and (ii) collectively, a “Purchaser Breach”), and such Purchaser Breach continues uncured for thirty (30) calendar days after written notice thereof by Newpark; provided, however, that such thirty (30) day period shall not be extended past the Outside Date;
     (d) by Purchaser at any time if (i) the representations and warranties of Newpark in this Agreement that are qualified as to materiality were not true and correct or the representations and warranties of Newpark in this Agreement that are not so qualified were not true and correct in all material respects when made or at any time thereafter, or (ii) any one of Newpark, DFI or Newpark Texas are in breach in any material respect of any of their respective covenants or other agreements in this Agreement (clauses (i) and (ii) collectively, a “Newpark Breach”), and such Newpark Breach continues uncured for thirty (30) calendar days after written notice thereof by Purchaser; provided, however, that such thirty (30) day period shall not be extended past the Outside Date; or
     (e) by Purchaser pursuant to Section 5.14(c)(iii).
     9.2 Notice of Termination. In the event of termination of this Agreement by Newpark, on the one hand, or Purchaser, on the other hand, pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other parties to this Agreement.
     9.3 Effect of Termination.
     (a) In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties to this Agreement, except that the provisions of Sections 5.1(a) (as they relate to the Confidentiality Agreement), 9.3, 11.2 and 11.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party to this Agreement of any liability for breach of this Agreement and the terminating party’s right to pursue all legal remedies will survive such termination.
     (b) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated pursuant to Section 9.1(b) (other than as a result of Newpark’s failure to complete the cure or remediation of the Selected Alleged Recognized Environmental Conditions on or before the Outside Date as extended pursuant to clause (iv) of Section 9.1(b)) or Section 9.1(c), then Purchaser shall pay or cause to be paid to Newpark $1,000,000 (the “Termination Fee”) in immediately available funds as promptly as reasonably practicable (and in any event within two (2) Business Days following such termination) by wire transfer of same-day funds. The parties acknowledge and agree that if this Agreement is terminated pursuant to Section 9.1(b), except as provided above, or Section 9.1(c), Newpark’s damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment of the Termination Fee provided for in this Section 9.3(b) is a payment of liquidated damages (and not penalties) which is based upon the parties’ estimate of the damages Newpark will suffer or incur as a result of the event giving rise to such payment and the resulting termination of this Agreement, and the payment of such Termination Fee by Purchaser as herein provided shall be the sole and exclusive remedy of Newpark in the event of any such termination.
ARTICLE X
SURVIVAL AND INDEMNIFICATION
     10.1 Survival Periods. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all representations and warranties, and all covenants that contemplate or may involve actions to be taken or obligations in effect prior to the Closing, in each case contained in this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, shall survive the Closing as herein provided; provided, however, that the right to commence any claim with respect thereto under Section 10.2(a), 10.2(b), 10.3(a) and 10.3(b), shall terminate and cease to be of further force and effect as of the date which is twenty-four (24) months following the Closing Date; and provided, further that (i) the representations and warranties set forth in Section 3.2 (Capitalization of the Transferred Entities), Section 3.3 (Authority Relative to this Agreement), Section 3.10 (Employee Benefits; Labor Matters), Section 3.11 (Brokers), Section 3.13 (Environmental Matters), Section 4.2 (Authority Relative to this Agreement), Section 4.5 (Brokers) and Section 4.6 (Acquisition of Transferred Interests), and the right to commence any claim with respect thereto under Section 10.2(a) and 10.3(a), shall survive the execution and delivery of this Agreement until the fifth anniversary of the Closing Date, and (ii) the representations and warranties set forth in Section 3.12 (Taxes), and the right to commence any claim with respect thereto under Section 10.2(a), shall survive until the sixth anniversary of the Closing Date. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms (the “Surviving Covenants”). Notwithstanding the foregoing, any covenant, agreement, representation, warranty or other matter in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 10.1, if notice of the inaccuracy or breach thereof or other matter giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
     10.2 Indemnification by Newpark, DFI and Newpark Texas. Subject to the terms and conditions of this Article X including the limitations set forth in Section 10.1 and Section 10.5 and the provisions of Section 5.14(c) relating to Alleged Recognized Environmental Costs, from and after the Closing Date, Newpark, DFI and Newpark Texas shall jointly and severally indemnify and hold harmless Purchaser and its Affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses to the extent resulting from or arising out of:
     (a) any breach or inaccuracy of any representation or warranty of Newpark contained in this Agreement, other than those which have been waived in writing by Purchaser prior to the Closing;
     (b) any breach of any Surviving Covenant contained in this Agreement to be performed by Newpark, DFI or Newpark Texas after the Closing;
     (c) any Non-assumed Liabilities; or
     (d) the matters described in Section 10.2(d) of the Newpark Disclosure Schedule.
     10.3 Indemnification by Purchaser and Trinity. Subject to the terms and conditions of this Article X including the limitations set forth in Section 10.1 and Section 10.5, from and after the Closing Date, Purchaser and Trinity shall jointly and severally indemnify and hold harmless Newpark and its Affiliates, and each of their respective directors, officers, employees and agents, (collectively, the “Newpark Indemnified Parties” and together with Purchaser Indemnified Parties the “Indemnified Parties”) from and against any and all Losses resulting from or arising out of:
     (a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement, other than those which have been waived in writing by Newpark, DFI and Newpark Texas prior to the Closing;
     (b) any breach of any Surviving Covenant contained in this Agreement to be performed by Purchaser or Trinity after the Closing; or
     (c) other than any Loss indemnifiable by Newpark, DFI or Newpark Texas under Section 10.2, any Losses of any Transferred Entity resulting from a claim of a third party arising out of or in connection with any of the businesses, properties, assets, operations or activities of any Transferred Entity or any of its Affiliates, heretofore, currently or hereafter owned or conducted, as the case may be.
     10.4 Third-Party Claims. If a claim by a third party is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party, shall promptly notify, in writing, Purchaser, if a Newpark Indemnified Party, or Newpark, if a Purchaser Indemnified Party (Purchaser and Trinity, or Newpark, DFI and Newpark Texas, as the case may be, the “Indemnifying Party”), of such claims. The failure to provide such written notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. The Indemnifying Party shall have twenty (20) days after receipt of such notice to elect to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense and participate in (but not control) such defense if the named parties to any such proceeding include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. Notwithstanding the foregoing, in no event shall an Indemnifying Party be required to pay the expenses of more than one (1) separate counsel. The Indemnified Party shall not pay or settle any claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, that, in such event, it shall waive any right to indemnity therefor by the Indemnifying Party. The Indemnifying Party shall not, except with the consent of the Indemnified Party, (i) enter into any settlement that does not include, as an unconditional term thereof, the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim, or (ii) consent to entry of any judgment that imposes injunctive or equitable relief.
     10.5 Limitations.
     (a) No indemnity shall be payable to the Purchaser Indemnified Parties under Section 10.2(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses due from Newpark, DFI and/or Newpark Texas exceeds $1,500,000 (the “Deductible”), in which event all Losses so due in excess of the Deductible shall be paid in the aggregate by Newpark, DFI and/or Newpark Texas; provided, that the aggregate amount payable by Newpark, DFI and Newpark Texas for all claims arising under this Agreement shall not exceed 33% of the Initial Closing Consideration. Notwithstanding anything to the contrary contained in this Agreement, neither Newpark, DFI nor Newpark Texas shall be required to indemnify any Purchaser Indemnified Party with respect to any Loss (or series of related Losses) incurred by or asserted by reason of any breach of any representation or warranty contained in this Agreement if the Loss (or series of related Losses) from such breach is less than (i) $75,000, if such Loss is incurred before such time as the aggregate amount of all Losses due from Newpark exceeds the Deductible, and (ii) $50,000 if such Loss is incurred after such time as the aggregate amount of all Losses due from Newpark exceeds the Deductible (the “Minimum Claim Amount”), nor shall any Losses less than the Minimum Claim Amount be included for purposes of calculating whether the Deductible has been exceeded. The limitations set forth in this Section 10.5(a) shall not apply with respect to (i) any amounts payable under Section 2.4, Section 2.5 or Losses arising under Section 10.2(b), Section 10.2(c), or Section 10.2(d) (except as otherwise indicated in Section 10.2(d) of the Newpark Disclosure Schedule), (ii) any breach of Section 5.12, and/or (iii) any acts of willful misconduct or fraud.
     (b) No indemnity shall be payable to the Newpark Indemnified Parties under Section 10.3(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses due from Purchaser and Trinity exceeds the Deductible, in which event all Losses so due in excess of the Deductible shall be paid in full by Purchaser and/or Trinity; provided, that the aggregate amount payable by Purchaser and Trinity for all claims arising under this Agreement shall not exceed 33% of the Initial Closing Consideration. Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Trinity shall be required to indemnify any Newpark

Indemnified Party with respect to any Loss (or series of related Losses) incurred by or asserted by reason of any breach of any representation or warranty contained in this Agreement if the Loss (or series of related Losses) from such breach is less than the Minimum Claim Amount, nor shall any Losses less than the Minimum Claim Amount be included for purposes of calculating whether the Deductible has been exceeded. The limitations set forth in this Section 10.5(b) shall not apply with respect to (i) any amounts payable under Section 2.4, Section 2.5 or Losses arising under Section 10.3(b) or Section 10.3(c), and/or (ii) any acts of willful misconduct or fraud.
     10.6 Disregard of Materiality. For purpose of this Article X, all qualifications and exceptions in Article III or Article IV of this Agreement relating to materiality or words of similar impact (including “Material Adverse Effect”) or substantiality or any qualification or requirement that a matter be or not be “reasonably expected to occur” shall be disregarded for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty pursuant to Section 10.2(a) or Section 10.3(a).
     10.7 Mitigation; Additional Indemnification Provisions. Each Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts under this Article X. For purposes of this Agreement, Losses shall be decreased by any actually realized Tax Benefit resulting from the payment or accrual of such Losses; provided, however, that Tax Benefits shall only be taken into account for such purpose to the extent that they are actually realized within three (3) years of the Closing Date. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts recovered from third parties, including amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts. Any Indemnified Party having a claim under these indemnification provisions shall make a good-faith effort to recover all losses, costs, damages and expenses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder; provided, that actual recovery of any insurance shall not be a condition to the Indemnifying Party’s obligation to make indemnification payments to the Indemnified Party in accordance with the terms of this Agreement. If the Indemnifying Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for a Loss, after an indemnification payment by the Indemnifying Party has been made for such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment up to the amount so received or realized by the Indemnified Party. No Indemnified Party will, in any event, be entitled to any incidental, indirect, consequential, special, exemplary or punitive damages (other than any such damages payable to third parties or in the event of fraud, willful misconduct, or Newpark’s breach of Section 5.12). The Indemnifying Party shall not be liable under Section 10.2 for any Loss relating to any matter to the extent that the amount of such Loss is reflected in the calculation of the Closing Date Net Working Capital.
     10.8 Exclusive Remedies. Excluding any claim for injunctive relief or equitable relief relating to any breach of Section 5.12 or as otherwise expressly provided herein, the parties hereto acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.2 and 10.3 shall be the sole and exclusive remedies of the parties hereto (other than in the case of fraud or willful misconduct), respectively, for any Losses arising out of this Agreement or the transactions contemplated hereby.

     10.9 Tax Indemnification Matters. Notwithstanding anything to the contrary in this Article X, the above provisions of this Article X shall not apply to tax indemnification matters of Sections 7.1(a) and 7.1(b) with respect to the Pre-Closing Period, Straddle Period or Post-Closing Period, which shall instead be governed by Article VII.
ARTICLE XI
MISCELLANEOUS
     11.1 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     11.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.
     (b) EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.
     (c) EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.2.
     11.3 Entire Agreement. This Agreement (including the Schedules to this Agreement) together with the Confidentiality Agreement, contain the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any prior discussion, negotiation, term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.
     11.4 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement. The parties acknowledge and agree that the filing fees required to be paid to the Federal Trade Commission in connection with the notification filings under the HSR Act shall be split equally between Newpark and Purchaser up to an aggregate of $150,000, after which amount Purchaser shall be solely responsible for all such filing fees in excess of $150,000.
     11.5 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to Newpark:	Newpark Resources, Inc. 2700 Research Forest Drive, Suite 100 The Woodlands, Texas 77381 Attention: Mark J. Airola Fax No: (281) 362-6801

with a copy to:	Andrews Kurth LLP 10001 Woodloch Forest Drive, Suite 200 The Woodlands, Texas 77380 Attention: William C. McDonald Fax No: (713) 238-7286

If to Purchaser or Trinity:	Trinity TLM Acquisitions, LLC 13443 Highway 71 West Austin, Texas 78738 Attention: Daniel Porter Fax No: (512) 421-8521

with a copy to:	Graves, Dougherty, Hearon & Moody, P.C. 401 Congress Avenue, Suite 2200 Austin, Texas 78701 Attention: Rod Edens, Jr. and Thomas I. Queen, Jr. Fax No: (512) 480-5841
     11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns; provided, however, that no party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (i) each of Newpark, DFI, Newpark Texas and Purchaser may assign their respective rights and obligations under this Agreement to an Affiliate of Newpark and/or Purchaser, as the case may be; provided, that no such assignment shall release Newpark, Newpark Texas and/or Purchaser from any liability or obligation under this Agreement, (ii) Trinity, as part of any merger, consolidation, contribution by or reorganization of Trinity in which all of Trinity’s operating assets are merged into, consolidated with or otherwise contributed to Purchaser or any Affiliate of Purchaser, may assign all of its respective rights and obligations under this Agreement to such successor in interest to Trinity’s assets and Trinity shall thereafter have no further liability or obligation under this Agreement, and (iii) DFI and Newpark Texas shall have the right to assign all, but not less than all, of their right to receive the Earn-Out Consideration to any purchaser of all or substantially all of the assets of Newpark. Any attempted assignment in violation of this Section 11.6 shall be void.
     11.7 Third-Party Beneficiaries. Except for the narrow purpose set forth in the last sentence of Section 6.3(c), this Agreement is not intended to confer upon any Person not a party to this Agreement (and their successors and assigns) any rights or remedies hereunder.
     11.8 Amendments and Waivers
     . This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties hereto. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other parties to this Agreement with any term or provision of this Agreement on the part of such other parties to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
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     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

NEWPARK RESOURCES, INC.

By:	/s/ James E. Braun

Name:	James E. Braun
Title:	VP & CFO

NEWPARK DRILLING FLUIDS LLC

By:	/s/ James E. Braun

Name:	James E. Braun
Title:	VP
NEWPARK TEXAS, L.L.C.

By:	/s/ James E. Braun

Name:	James E. Braun
Title:	VP

TRINITY TLM ACQUISITIONS, LLC
By:	/s/ Daniel B. Porter
Name:		Daniel B. Porter
Title:		President

TRINITY STORAGE SERVICES, L.P. By: CCBS, Inc., its general partner
By:	/s/ Daniel B. Porter
	Name:	Daniel B. Porter
	Title:	Chairman and Chief Executive Officer